Exhibit 10.2

Execution Version

FIRST AMENDMENT TO TERM LOAN CREDIT AGREEMENT

This FIRST AMENDMENT TO TERM LOAN CREDIT AGREEMENT, dated as of November 19, 2019 (this “First Amendment”), is entered into by and among Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Borrower”), the subsidiary guarantors party hereto, each Lender party hereto (each, a “First Amendment Term Lender” and, collectively, the “First Amendment Term Lenders”) and JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacities as administrative agent and collateral agent (in such capacities and together with its successors and assigns, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement (as defined below).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Credit Agreement dated as of April 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to, but not including, the date hereof, the “Existing Credit Agreement”). The Existing Credit Agreement, as amended by this First Amendment, is referred to herein as the “Amended Credit Agreement”.

WHEREAS, pursuant to the Existing Credit Agreement, the Lenders thereunder extended certain credit facilities to the Borrower consisting of Initial Term Loans.

WHEREAS, the Borrower desires to (i) refinance all of its Initial Term Loans with Refinancing Indebtedness pursuant to Section 9.02(c) of the Existing Credit Agreement (the “Refinancing”) in the form of Replacement Term Loans in an aggregate principal amount of $498,750,000 and having the terms set forth in this First Amendment (the “2019 Replacement Term Loans”), (ii) obtain Incremental Term Loans pursuant to Section 2.22 of the Amended Credit Agreement in an aggregate principal amount of $250,000,000 and having the terms set forth in this First Amendment (the “2019 Incremental Term Loans” and, together with the 2019 Replacement Term Loans, collectively, the “2019 New Term Loans”) and (iii) make other amendments to certain provisions of the Existing Credit Agreement, in each case, upon the terms and subject to the conditions set forth below.

WHEREAS, each First Amendment Term Lender holding an Initial Term Loan immediately prior to the effectiveness of this First Amendment (each, an “Existing Term Lender”) that has executed and delivered to the Administrative Agent a “Consent to First Amendment” (a “Consent to First Amendment”) in the form attached as Exhibit A hereto (each, a “Converting Term Lender”) shall be deemed to have converted the entire aggregate principal amount of its Initial Term Loans (or such lesser amount as is notified to such Existing Term Lender by the First Amendment Arrangers (as defined below)) (each, an “Existing Term Loan”) into 2019 Replacement Term Loans (such portion of the 2019 Replacement Term Loans converted from Existing Term Loans, the “Converted Term Loans”) of a like principal amount to such Existing Term Loans on the First Amendment Effective Date (as defined below).

WHEREAS, each First Amendment Term Lender that executes and delivers a signature page to this First Amendment in the capacity of an “2019 Additional Replacement Term Lender” (each, in such capacity, an “2019 Additional Replacement Term Lender”; the 2019 Additional Replacement Term Lenders together with the Converting Term Lenders, collectively, the “2019 Replacement Term Lenders”) shall make 2019 Replacement Term Loans (such portion of the 2019 Replacement Term Loans made by the 2019 Additional Replacement Term Lenders, the “2019 Additional Replacement Term Loans”) to the Borrower in an aggregate principal amount equal to its “2019 Additional Replacement Term Loan Commitments” set forth on Schedule 1 hereto on the First Amendment Effective Date (such commitments, the “2019 Additional Replacement Term Loan Commitments” and, together with the aggregate amount of Existing Term Loans to be converted into Converted Term Loans, the “2019 Replacement Term Loan Commitments”).

WHEREAS, each First Amendment Term Lender that executes and delivers a signature page to this First Amendment in the capacity of an “2019 Incremental Term Lender” (each, in such capacity, an “2019 Incremental Term Lender”) shall make 2019 Incremental Term Loans to the Borrower in an aggregate principal amount equal to its “2019 Incremental Term Loan Commitment” set forth on Schedule 1 hereto on the First Amendment Effective Date (such commitments, the “2019 Incremental Term Loan Commitments”).

WHEREAS, in connection with the Refinancing and the incurrence of the 2019 Incremental Term Loans, the Borrower desires to amend the Existing Credit Agreement on the terms set forth in Annex A hereto, as further set forth below.

WHEREAS, each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc. and Blackstone Advisory Partners L.P. will act as joint lead arrangers and joint bookrunners in connection with this First Amendment (in such capacities, the “First Amendment Arrangers”).

WHEREAS, this First Amendment and the related extensions of credit and application of proceeds therefrom, including payment of related fees and expenses and the other transactions described in the foregoing preliminary statements are collectively referred to herein as the “First Amendment Transactions”.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1. 2019 Replacement Term Loans and Refinancing Amendments. Subject only to the satisfaction of the conditions set forth in Section 5 below, on the First Amendment Effective Date:

(a) Each Converting Term Lender hereby agrees that the entire aggregate principal amount of its Existing Term Loans (or such lesser amount as is notified to such Existing Term Lender by the First Amendment Arrangers) shall be converted into Converted Term Loans on the First Amendment Effective Date in an aggregate principal amount equal to the outstanding principal amount of the applicable Existing Term Loans (and, for the avoidance of doubt, such Converting Term Lender shall constitute a 2019 Replacement Term Lender and such Converted Term Loans shall constitute 2019 Replacement Term Loans made on the First Amendment Effective Date).

(b) Each 2019 Additional Replacement Term Lender hereby severally agrees to make to the Borrower 2019 Additional Replacement Term Loans on the First Amendment Effective Date in an aggregate principal amount equal to such 2019 Additional Replacement Term Lender’s 2019 Additional Replacement Term Loan Commitment (and, for the avoidance of doubt, such 2019 Additional Replacement Term Lender shall constitute a 2019 Replacement Term Lender and such 2019 Additional Replacement Term Loans shall constitute 2019 Replacement Term Loans), which 2019 Additional Replacement Term Loans shall in the aggregate, together with the Converted Term Loans, be deemed to be incurred pursuant to a single Borrowing and Class of 2019 Replacement Term Loans.

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(c) On the First Amendment Effective Date, the Borrower shall prepay in full the Initial Term Loans by (i) paying or causing to be paid to the Administrative Agent immediately available funds in an aggregate amount equal to the excess of (1) the Initial Term Loan Prepayment Amount (as defined below), over (2) the 2019 Additional Replacement Term Loan Funding Amount (as defined below) (such excess, the “Cash Prepayment Amount”) and (ii) hereby directing the Administrative Agent to apply the gross cash proceeds of the 2019 Additional Replacement Term Loans made pursuant to clause (b) above (such amount, the “2019 Additional Replacement Term Loan Funding Amount”), along with the Cash Prepayment Amount to prepay in full the Initial Term Loans. The term “Initial Term Loan Prepayment Amount” shall mean the sum of (I) the aggregate principal amount of the Initial Term Loans (other than Existing Term Loans converted into Converted Term Loans pursuant to clause (a) above) outstanding on the First Amendment Effective Date immediately before giving effect to this First Amendment, plus (II) all accrued and unpaid interest on the Initial Term Loans as of the First Amendment Effective Date.

(d) This First Amendment shall constitute delivery by the Borrower of a notice of prepayment of the Initial Term Loans in satisfaction of Section 2.11(a)(ii) under the Existing Credit Agreement.

SECTION 2. Amendments. Subject only to the satisfaction of the conditions set forth in Section 5 below, immediately upon giving effect to the Refinancing set forth in Section 1 above on the First Amendment Effective Date, the Borrower, the Administrative Agent and the 2019 Replacement Term Lenders (for the avoidance of doubt, such 2019 Replacement Term Lenders constituting 100% of the Lenders under the Credit Agreement at the time of giving effect to the Amendments) agree that the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto (the “Amendments”) (without giving effect to the incurrence of the 2019 Incremental Term Loans included therein). For the avoidance of doubt, each First Amendment Lender, by signing this First Amendment, consents to the Amendments.

SECTION 3. 2019 Incremental Term Loan. Subject only to the satisfaction of the conditions set forth in Section 5 below, immediately upon giving effect to the Refinancing set forth in Section 1 above and the Amendments set forth in Section 2 above on the First Amendment Effective Date:

(a) Each 2019 Incremental Term Lender hereby severally agrees to make to the Borrower 2019 Incremental Term Loans on the First Amendment Effective Date in an aggregate amount equal to such 2019 Incremental Term Lender’s 2019 Incremental Term Loan Commitment, which 2019 Incremental Term Loans, together with the 2019 Replacement Term Loans, shall be deemed to constitute a single Class of 2019 New Term Loans and Term Loans under the Amended Credit Agreement. For the avoidance of doubt, after giving effect to the incurrence of the 2019 Incremental Term Loans pursuant to this Section 3(a), the Amendments shall be effected in their entirety in the form of Annex A hereto (giving effect to the incurrence of the 2019 Incremental Term Loans included therein).

(b) On the First Amendment Effective Date, after giving effect to the First Amendment Transactions, (x) the aggregate principal amount of the 2019 New Term Loans will be $748,750,000 and (y) the aggregate principal amount of the Converted Term Loans will be $474,194,075.01.

SECTION 4. Representations and Warranties.

On the date hereof, the Borrower hereby represents and warrants to the First Amendment Term Lenders as of the date hereof that:

(a) Each Loan Party (i) is duly organized and validly existing and (ii) is in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, except, in the case of this clause (ii), where the where the failure of such Loan Party to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

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(b) The execution and delivery of this First Amendment, and the performance of this First Amendment and the other Loan Documents (as amended and supplemented pursuant to this First Amendment), are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of each such Loan Party.

(c) This First Amendment has been duly executed and delivered by each Loan Party and is a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, subject to the Legal Reservations.

(d) The execution and delivery of this First Amendment by each Loan Party and the performance by each applicable Loan Party of this First Amendment and the other Loan Documents (as amended and supplemented pursuant to this First Amendment) (x) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements or (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (y) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (y)(ii), could reasonably be expected to have a Material Adverse Effect and (z) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (z), could reasonably be expected to result in a Material Adverse Effect.

(e) No Event of Default shall exist immediately prior to or after giving effect to the First Amendment Transactions.

SECTION 5. Conditions to Effectiveness.

This First Amendment shall become effective on the date (the “First Amendment Effective Date”) upon which each of the following conditions is satisfied:

(a) The Administrative Agent shall have received each of the following:

(i) a Borrowing Request with respect to the 2019 Replacement Term Loans and the 2019 Incremental Term Loans;

(ii) counterparts to this First Amendment executed by the Borrower, the Subsidiary Guarantors, each 2019 Additional Replacement Term Lender and each 2019 Incremental Term Lender;

(iii) Consents to First Amendment executed by each Converting Term Lender;

(iv) a certificate from a Responsible Officer of the Borrower certifying satisfaction of the condition precedent set forth in Section 5(c);

(v) a written opinion of (x) Ropes & Gray LLP, in its capacity as counsel for the Loan Parties and (y) Venable LLP, in its capacity as local Maryland counsel for the Borrower, each dated as of the date hereof and addressed to the Administrative Agent and the First Amendment Term Lenders;

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(vi) (i) a certificate of each Loan Party, dated as of the date hereof and executed by a secretary, assistant secretary or other similarly-titled Responsible Officer thereof, which shall certify (a) that attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party, as applicable, certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization of such Loan Party, as applicable, have not been amended (except as attached thereto) since the date reflected thereon, (b) that attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, as applicable, together with all amendments thereto as of the First Amendment Effective Date (or, if applicable, a certification that no change has been made to such documents of such Loan Party since the Closing Date) and such by-laws or operating, management, partnership or similar agreement are in full force and effect, (c) that attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member, manager or other applicable governing body authorizing the execution and delivery of this First Amendment, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect and (d) as to the incumbency and specimen signature of each officer, manager, director or authorized signatory executing this First Amendment or any other Loan Document delivered by such Loan Party in connection therewith and (ii) a good standing (or equivalent) certificate for such Loan Party, as applicable, from the relevant authority of its jurisdiction of organization, dated as of a recent date; and

(vii) a solvency certificate in substantially the form of Exhibit O to the Existing Credit Agreement (but with modifications to reflect the First Amendment Effective Date) from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the First Amendment Effective Date and certifying as to the matters set forth therein (after giving effect to the transactions contemplated by this First Amendment to occur on the First Amendment Effective Date).

(b) Prior to, or substantially concurrently with the funding of the 2019 New Term Loans, (1) the Administrative Agent and the First Amendment Arrangers shall have received (i) all fees required to be paid by the Borrower on the First Amendment Effective Date as separately agreed among the Borrower, the Administrative Agent and the applicable First Amendment Arrangers and (ii) all expenses required to be reimbursed by the Borrower under the Existing Credit Agreement in connection with this First Amendment for which invoices have been presented at least three Business Days prior to the First Amendment Effective Date or such later date to which the Borrower may agree (including the reasonable fees and expenses of legal counsel required to be paid), in each case on or before the First Amendment Effective Date, which amounts may be offset against the proceeds of the 2019 Incremental Term Loans, and (2) the Borrower shall have paid (or caused to be paid) to the Administrative Agent the Cash Prepayment Amount in immediately available funds for the ratable accounts of the applicable Existing Term Lenders, which amounts may be offset against the proceeds of the 2019 Incremental Term Loans (and, for the avoidance of doubt, any such amounts offset against the proceeds of the 2019 Incremental Term Loans shall be deemed to have been paid to the Administrative Agent on behalf of the Borrower).

(c) The representations and warranties of the Borrower set forth in Article 3 of the Existing Credit Agreement and the representations and warranties of the applicable Loan Parties set forth in the other Loan Documents (including Section 4 above) shall be true and correct in all material respects on and as of the First Amendment Effective Date; provided that (A) in the case of any representation which

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expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, such representation shall be true and correct in all respects.

(d) The Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by the Administrative Agent or any First Amendment Term Lender at least seven Business Days in advance of the First Amendment Effective Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 6. Counterparts.

This First Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this First Amendment (including by way of execution of a Consent to First Amendment) by facsimile transmission or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7. Governing Law and Waiver of Right to Trial by Jury.

This First Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Sections 9.10 and 9.11 of the Existing Credit Agreement are incorporated herein by reference mutatis mutandis.

SECTION 8. Headings.

The headings of this First Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 9. Reaffirmation; No Novation.

Each Loan Party hereby expressly acknowledges the terms of this First Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this First Amendment and the transactions contemplated hereby and (ii) its guarantee of the Obligations under the Guarantee, as applicable, and its grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents, with all such Liens continuing in full force and effect after giving effect to this First Amendment.

Each of the Loan Parties confirms, acknowledges and agrees that the First Amendment Term Lenders are “Lenders” and “Secured Parties” for all purposes under the Loan Documents. For the avoidance of doubt, each Loan Party hereby agrees that all references to “Obligations” shall include the 2019 New Term Loans. All obligations of the Borrower under the Existing Credit Agreement shall remain obligations of the Borrower under the Amended Credit Agreement. Each of the parties hereto confirms that the amendment of the Existing Credit Agreement pursuant to this First Amendment shall not constitute a novation of the Existing Credit Agreement or any other Loan Document. For the avoidance of doubt, this First Amendment shall also constitute a Loan Document for all purposes under the Amended Credit Agreement.

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SECTION 10. Effect of Amendment.

(a) Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Administrative Agent, the Lenders or the other Secured Parties under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(b) (i) Each Person executing this First Amendment in its capacity as a 2019 Replacement Term Lender (including by way of any Consent to First Amendment) or 2019 Incremental Term Lender shall be a “Lender” and a “Term Lender” under the Amended Credit Agreement for all purposes of the Amended Credit Agreement and the other Loan Documents and shall, in each case, be bound by the provisions of the Amended Credit Agreement as a Lender holding “Term Commitments” and “Term Loans”, as applicable, (ii) the 2019 Replacement Term Loan Commitments shall constitute “Term Commitments” and “Additional Term Loan Commitments”, and the 2019 Replacement Term Loans shall constitute “Replacement Term Loans”, “Additional Term Loans”, “2019 New Term Loans” and “Term Loans”, as applicable, for all purposes of the Amended Credit Agreement and the other Loan Documents and (iii) the 2019 Incremental Term Loan Commitments shall constitute “Term Commitments” and “Additional Term Loan Commitments”, and the 2019 Incremental Term Loans shall constitute “Incremental Term Loans”, “Additional Term Loans”, “2019 New Term Loans” and “Term Loans”, as applicable, for all purposes of the Amended Credit Agreement and the other Loan Documents.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Douglas N. Armer
Executive Vice President, Capital Markets and Treasurer

HUSKY FINCO, LLC
42-16 CLO L SELL, LLC
HUSKY UK FINCO, LLC
VICTOR HOLDINGS I, LLC
AMBASSADOR AUD HOLDINGS, LLC
345-JV PARTNERS LLC
HUSKY CAD FINCO, LLC
HUSKY EUR FINCO, LLC
PARLEX ONT PARTNERS GP, LLC
DE VERE RESORTS FINCO 2014, LLC
Q HOTELS FINCO 2014, LLC
AMBASSADOR CAD HOLDINGS, LLC
AMBASSADOR GBP HOLDINGS, LLC
AMBASSADOR EUR HOLDINGS, LLC
MOLTEN PARTNERS, LLC
345-LUX GBP PARTNERS, LLC
345-1 PARTNERS, LLC
345-LUX EUR PARTNERS, LLC
MAGMA FINCO 12, LLC
MAGMA FINCO 13, LLC

By:	/s/ Douglas N. Armer
Executive Vice President, Capital Markets and Treasurer

[Signature Page to First Amendment]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Matthew Griffith
Executive Director, JPMorgan

[Signature Page to First Amendment]

JPMORGAN CHASE BANK, N.A.,
as an 2019 Additional Replacement Term Lender

By:	/s/ Matthew Griffith
Executive Director, JPMorgan

[Signature Page to First Amendment]

JPMORGAN CHASE BANK, N.A.,
as an 2019 Incremental Term Lender

By:	/s/ Matthew Griffith
Executive Director, JPMorgan

[Signature Page to First Amendment]

~~Execution Version~~

Annex A to First Amendment

Deal CUSIP: 09259GAA1

Facility CUSIP: 09259~~GAB9~~GAC7

TERM LOAN CREDIT AGREEMENT

Dated as of April 23, 2019

among

BLACKSTONE MORTGAGE TRUST, INC.,

as the Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC., and

BLACKSTONE ADVISORY PARTNERS LP,

as Joint Lead Arrangers and Joint Bookrunners

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SCHEDULES:

Schedule 1.01(a)	– Commitment Schedule
Schedule 1.01(b)	– Dutch Auction
Schedule 1.01(c)	– Mortgages
Schedule 3.05	– Fee Owned Real Estate Assets
Schedule 3.13	– Subsidiaries
Schedule 5.10	– Unrestricted Subsidiaries
Schedule 6.01	– Existing Indebtedness
Schedule 6.02	– Existing Liens
Schedule 6.06	– Existing Investments

EXHIBITS:

Exhibit A-1	–	Form of Affiliated Lender Assignment and Assumption
Exhibit A-2	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C-1	–	Form of Intellectual Property Security Agreement
Exhibit C-2	–	Form of Intellectual Property Security Agreement Supplement
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of First Lien Intercreditor Agreement
Exhibit F	–	Form of Intercompany Note
Exhibit G	–	Form of Intercreditor Agreement
Exhibit H	–	Form of Interest Election Request
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of Perfection Certificate
Exhibit K	–	Form of Perfection Certificate Supplement
Exhibit L	–	Form of Promissory Note
Exhibit M	–	Form of Pledge and Security Agreement
Exhibit N-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

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Exhibit N-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit O	–	Form of Solvency Certificate

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TERM LOAN CREDIT AGREEMENT

TERM LOAN CREDIT AGREEMENT, dated as of April 23, 2019 (this “Agreement”), by and among Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Borrower”), the Lenders from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacities as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities and together with its successors and assigns, the “Administrative Agent”).

RECITALS

A. On the Closing Date, the Borrower ~~has~~ requested that the Initial Term Lenders extend credit in the form of Initial Term Loans in an aggregate principal amount equal to $500,000,000.

B. The Lenders ~~are~~were willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

C. The 2019 Replacement Term Lenders (as defined below) are willing to extend to the Borrower the 2019 Replacement Term Loans (as defined below) on the First Amendment Effective Date in an aggregate principal amount equal to $498,750,000 upon the terms and subject to the conditions set forth in the First Amendment (as defined below). The proceeds of the 2019 Replacement Term Loans will be used on the First Amendment Effective Date to refinance all of the Initial Term Loans outstanding on the First Amendment Effective Date.

D. The 2019 Incremental Term Lenders (as defined below) are willing to extend to the Borrower the 2019 Incremental Term Loans (as defined below) on the First Amendment Effective Date in an aggregate principal amount equal to $250,000,000 upon the terms and subject to the conditions set forth in the First Amendment.

Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2019 Incremental Term Lender” has the meaning assigned to such term in the First Amendment.

“2019 Incremental Term Loan Commitment” has the meaning assigned to such term in the First Amendment.

“2019 Incremental Term Loans” has the meaning assigned to such term in the First Amendment.

“2019 New Term Loans” means the 2019 Replacement Term Loans and the 2019 Incremental Term Loans; provided that, for the avoidance of doubt, the 2019 Replacement Term Loans and the 2019 Incremental Term Loans shall be treated as a single Class of 2019 New Term Loans under this Agreement and the other Loan Documents.

“2019 Replacement Term Lender” has the meaning assigned to such term in the First Amendment.

“2019 Replacement Term Loan Commitment” has the meaning assigned to such term in the First Amendment.

“2019 Replacement Term Loans” has the meaning assigned to such term in the First Amendment.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means:

(a) with respect to any Indebtedness that is secured by the Collateral on a pari passu lien basis with the ~~Initial~~2019 New Term Loans, an intercreditor agreement substantially in the form of Exhibit E, with any immaterial changes (as are reasonably acceptable to the Administrative Agent and the Borrower) thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion;

(b) with respect to any Indebtedness that is secured by the Collateral on a junior lien basis to the ~~Initial~~2019 New Term Loans, an intercreditor agreement substantially in the form of Exhibit G, with any immaterial changes (as are reasonably acceptable to the Administrative Agent and the Borrower) thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion; or

(c) with respect to any Indebtedness (including Indebtedness secured on a pari passu or junior basis to the ~~Initial~~2019 New Term Loans), any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Borrower and the Administrative Agent in good faith) governing arrangements for the sharing and/or subordination of Liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto and/or (ii) reasonably acceptable to the Borrower and the Administrative Agent.

“ACH” means automated clearing house arrangements.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Term Lender” means any Lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Additional Term Loan Commitment” means any term commitment added pursuant to Sections 2.22, 2.23 or 9.02(c).

“Additional Term Loans” means any term loan added pursuant to Section 2.22, 2.23 or 9.02(c).

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Restricted Subsidiaries) at law, in equity or in arbitration, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of a Responsible Officer of the Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries.

“Affiliate “ means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of the Borrower or any Subsidiary thereof solely because it is an unrelated portfolio company of the Sponsor (except for purposes of Section 6.09) and none of the Administrative Agent, the Arrangers, any First Amendment Arranger (as defined in the First Amendment), any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any subsidiary thereof.

“Affiliated Lender” means the Sponsor and any Affiliate of the Sponsor (other than any Debt Fund Affiliate, the Borrower or any of its Subsidiaries).

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agreement” has the meaning assigned to such term in the preamble to this Term Loan Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the NYFRB Rate in effect on such day plus 0.50%, (b) the Published LIBO Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis and, for the avoidance of doubt, the Published LIBO Rate for any day shall be based on the rate determined on such day at 11:00 a.m. (London time)) plus 1.00% or (c) the Prime Rate; provided that in no event shall the Alternate Base Rate be less than 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Published LIBO Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Published LIBO Rate, as the case may be.

“Applicable Percentage” means, with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments (if any) of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments (if any) of all Term Lenders under the applicable Class.

“Applicable Rate” means~~, for any day,~~ (a) with respect to any Initial Term Loans, for any day prior to the First Amendment Effective Date, the rate per annum equal to (i) 1.50% in the case of an ABR Loan and (ii) 2.50% in the case of a LIBO Rate Loan and (b) with respect to any 2019 New Term Loans, for any day, the rate per annum equal to (i) 1.25% in the case of an ABR Loan and (ii) 2.25% in the case of a LIBO Rate Loan.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Deutsche Bank Securities Inc. and Blackstone Advisory Partners LP, in their capacities as joint lead arrangers and joint bookrunners for the Initial Term Loans.

“Asset Financing Facility” means any indebtedness or obligations under securitization transactions, repurchase facilities, warehouse facilities, note-on-note financings, other credit facilities and arrangements similar to any of the foregoing and any other indebtedness or obligations, in each case, secured directly or indirectly by, and incurred for the primary purpose of directly or indirectly funding the origination or acquisition of, or any Investment in, or otherwise financing, refinancing or capitalizing any previous origination or acquisition of, or Investment in, any CRE Finance Assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Borrower (including electronic records generated by the use of an electronic platform).

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of $50,000,000 and 0.35% of Consolidated Total Assets as of the end of the most recently ended Test Period; plus

(ii) (x) 50.0% of the cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period, taken as one accounting period, commencing on April 1, 2019 and ending on the last day of the most recently ended Fiscal Quarter prior to incurring the applicable transaction in reliance on this clause (ii) for which internal financial statements of the Borrower are available (or, if such cumulative Consolidated Net Income shall be a deficit, minus 100% of such deficit for any applicable period) minus (y) the amount of Restricted Payments made in reliance on Section 6.04(a)(i) (provided that amounts under this clause (ii) (A) shall in no event be less than $0 and (B) shall not be available for (x) any Restricted Payment pursuant to Section 6.04(a)(iii)(A) unless no Event of Default exists at the time of declaration of such Restricted Payment or would result therefrom, (y) any Restricted Debt Payment pursuant to Section 6.04(b)(vi)(A) unless no Event of Default exists at the time of delivery of irrevocable notice with respect to such Restricted Debt Payment or would result therefrom or (z) any Investment pursuant to Section 6.06(r)(i) unless no Event of Default under Section 7.01(a), (f) or (g) exists at the time of such Investment or would result therefrom); plus

(iii) the amount of any capital contribution in respect of Qualified Capital Stock of or the proceeds of any issuance of Qualified Capital Stock after the Closing Date (other than any amounts (x) constituting a Cure Amount, an Available Excluded Contribution Amount or a Contribution Indebtedness Amount, (y) received from the Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Borrower or any of its Restricted Subsidiaries, plus the fair market value (or, solely with respect to the Indebtedness of the Borrower or any Restricted Subsidiary, the aggregate original principal amount thereof), as reasonably determined by the Borrower, of Cash Equivalents, marketable securities or other property or assets received by the Borrower or any Restricted Subsidiary as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock (other than any amounts (x) constituting a Cure Amount, an Available Excluded Contribution Amount or a Contribution Indebtedness Amount or (y) received from the Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; provided that amounts received by a Restricted Subsidiary from a Person that is not the Borrower or a Restricted Subsidiary has not been distributed or otherwise returned to such Person; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment (pursuant to the definition thereof), the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with Cash returns, Cash profits, Cash distributions and similar Cash amounts, including Cash principal repayments and interest payments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the

Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary pursuant to Section 6.06(r)(i)) to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) to the extent not otherwise included in clause (ii) or clause (vi) above, the aggregate amount of any cash dividend and/or other cash distribution received (or deemed to be received) by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, limited (except to the extent the Investment in such Unrestricted Subsidiary was made pursuant to Section 6.06(r)(i)) to amounts constituting a return of capital and profits; plus

(ix) the fair market value (not to exceed par, in the case of any loans optionally prepayable at par) (or, in the case of any Indebtedness issued by the Borrower or any Restricted Subsidiary, the original principal amount) of any Indebtedness that has been contributed to the Borrower or any Restricted Subsidiary in accordance with Section 9.05(g)(i) (or any comparable provision under the document governing such Indebtedness, as applicable) and canceled or retired; plus

(x) the amount of any Declined Proceeds; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets (as reasonably determined by the Borrower, but excluding any Cure Amount and any Contribution Indebtedness Amount) received (or deemed to be received) by the Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(a) contributions in respect of Qualified Capital Stock of the Borrower (other than any amounts received from any Restricted Subsidiary of the Borrower), plus

(b) the sale of Qualified Capital Stock of the Borrower (other than (x) to any Restricted Subsidiary of the Borrower, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii));

in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Financial Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.

“Base Incremental Amount” means (a) an amount equal to the greater of (i) $140,000,000 and (ii) 1.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis minus (b) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on the Base Incremental Amount after the First Amendment Effective Date, in each case, for the avoidance of doubt, determined after giving effect to any reclassification of such Incremental Facilities and/or Incremental Equivalent Debt permitted under this Agreement.

“Basket” has the meaning assigned to such term in Section 1.10(d).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any Competitor or (b) any Affiliate of such Competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated entity; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is a Disqualified Lending Institution.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement, together with any successors and assigns permitted under this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower.

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, membership interests, profits interests and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control “ means the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor and (ii) one or more Permitted Holders), of Capital Stock representing more than the greater of (x) 40% of the total voting power of all of the outstanding voting stock of the Borrower and (y) the percentage of the total voting power of all of the outstanding voting stock of the Borrower owned, directly or indirectly, beneficially by the Permitted Holders.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class,” when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans ~~or~~, 2019 New Term Loans or other Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c), (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means April 23, 2019, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a) the Administrative Agent shall have received in the case of any Restricted Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary) and each Discretionary Guarantor:

(i) (A) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (C) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that do not constitute Excluded Assets and are intended to constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as Exhibit C-2 hereto, (D) a completed Perfection Certificate or Perfection Certificate Supplement, as applicable, and a certificate of a type described in Section 4.01(c)(i), (E) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, and (F) a joinder to the Intercompany Note, in each case duly executed by the appropriate parties;

(ii) each item of Collateral that such Restricted Subsidiary is required to deliver under the Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a) or the Security Agreement, as applicable); and

(iii) in the event a Restricted Subsidiary that is organized in a jurisdiction other than a jurisdiction in the United States becomes a Foreign Discretionary Guarantor, the Capital Stock of such Foreign Discretionary Guarantor shall be pledged (unless such Capital Stock constitutes an Excluded Asset for any reason other than solely by virtue of such Restricted Subsidiary being a Foreign Subsidiary) and such Loan Party shall grant a perfected lien on substantially all of its assets, in each case pursuant to an arrangement reasonably agreed between the Administrative Agent and the Borrower subject to customary limitations and exclusions in such jurisdiction as reasonably agreed between the Administrative Agent and the Borrower; and

(b) the Administrative Agent shall have received with respect to any Material Real Estate Assets acquired after the Closing Date that do not constitute Excluded Assets, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Borrower):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of the Material Real Estate Asset covered thereby (as reasonably determined by the Borrower)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii) customary legal opinions of local counsel for the relevant Loan Party addressed to the Administrative Agent and the Secured Parties in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the relevant Loan Party, with respect to the due authorization, execution, delivery, enforceability and validity of the lien of such Mortgage and the perfection of any related fixture filings, in each case as the Administrative Agent may reasonably request and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

(iv) ALTA surveys, including an existing survey together with a no-change affidavit sufficient for the title insurance company to remove the standard survey exception from the Mortgage Policies and issue the survey-related endorsements and appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended); provided that the Administrative Agent shall accept any such existing certificate or appraisal so long as such existing certificate or appraisal satisfies any applicable local law requirements; and

(v) a completed life-of-loan Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Estate Asset.

Notwithstanding any provision of any Loan Document to the contrary, if a mortgage tax or any similar tax or charge will be owed on the entire amount of the Secured Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax or any similar tax or charge shall be calculated based on the lesser of (x) the amount of the Secured Obligations allocated to the applicable Material Real Estate Assets and (y) the fair market value of the applicable Material Real Estate Assets at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower, which in the case of clause (y) will result in a limitation of the Secured Obligations secured by the Mortgage to such amount.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage, (iii) each Intellectual Property Security Agreement, (iv) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement,” and (v) each of the other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” has the meaning assigned to such term in the definition of “Disqualified Institution.”

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Net Income” means, in respect of any period and as determined for any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding:

(a) (i) the income of any person (other than a Restricted Subsidiary of the Subject Person), except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash within 180 days after receipt) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person), other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed Cash or Cash Equivalents to such Person in respect of such loss during such period,

(b) any gain or Charge attributable to any asset Disposition (including asset retirement costs and including abandonments of assets) or of returned surplus assets, in each case, outside the ordinary course of business,

(c) (i) any gain or Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any nonrecurring or unusual item (as determined in good faith by such Person) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order,

(d) any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Borrower, relating to assets or properties held for sale or pending the divestiture or termination thereof) and/or (iii) any facility that has been closed during such period,

(e) any net income or Charge (less all fees and expenses or charges related thereto) or write-off or amortization made of any deferred financing cost and/or premium paid or other Charge, in each case attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement),

(f) (i) any Charge incurred as a result of, in connection with or pursuant to any profits interest plan, equity incentive, stock option plan, other management equity plan, or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefic scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of the Borrower and/or any Restricted Subsidiary, in each case under this subclause (ii), to the extent that any cash Charge is funded with net cash proceeds contributed to the relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock (other than any amount included in the calculation of the Available Amount pursuant to clause (a)(ii) of the definition thereof or any amount included in the Available Excluded Contribution Amount),

(g) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 18 months after the closing of any other acquisition, investment or asset sale that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles and/or policies in accordance with GAAP,

(h) (A) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting in relation to any consummated acquisition or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes, and (B) the cumulative effect of changes in, or the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if the Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made), and

(i) (i) any realized or unrealized gain or loss in respect of (x) any obligation under any Hedge Agreement not entered into for speculative purposes as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, realized gains and losses in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income.

“Consolidated Senior Debt” means, at any date of determination, the sum of (x) Consolidated Total Debt as of the last day of the most recently ended Test Period minus (y) the aggregate principal amount of Indebtedness included in calculating Consolidated Total Debt consisting of Indebtedness of Loan Parties that is unsecured or secured only by a Lien on the Collateral ranking junior to the Liens securing the Term Facility.

“Consolidated Total Assets” means, at any date, an amount equal to the aggregate book value of all assets owned by the Borrower and its Restricted Subsidiaries on a consolidated basis at such date in conformity with GAAP (excluding amounts attributable to Investments in Unrestricted Subsidiaries) less (in the case of each of clauses (a) – (c), to the extent such amounts would otherwise be included in Consolidated Total Assets) (a) all amounts owing to the Borrower from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders of other persons similarly affiliated with the Borrower or any Affiliate thereof, (b) all intangible assets, (c) prepaid taxes and expenses, and (d) the amount of Non- Recourse Indebtedness, including pursuant to securitization transactions such as a REMIC securitization, a collateralized loan obligation transactions or other similar securitizations.

“Consolidated Total Debt” means, at any date of determination, all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding as of the last day of the most recently ended Test Period, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Indebtedness Amount” has the meaning assigned to such term in Section 6.01(r).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Core Earnings” means, in respect of any period and as determined for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, attributable to the holders of the Borrower’s Capital Stock, including any realized gains and losses not otherwise included under GAAP, but excluding:

(a) non-cash equity compensation expense,

(b) incentive compensation owed to the Manager pursuant to any management agreement in place from time to time between the Borrower and the Manager,

(c) depreciation and amortization,

(d) any unrealized gain or losses or other non-cash items included in net income,

(e) one-time events pursuant to changes in GAAP and certain non-cash charges or expense items, in each case, as determined by the Manager and approved by a majority of the independent directors of the Borrower,

(f) net income (loss) related to the “CT Legacy Interests” referenced in that certain Second Amended and Restated Management Agreement, dated as of October 23, 2014, by and between the Borrower and BXMT Advisors L.L.C., and

(g) any amounts attributable to Unrestricted Subsidiaries except to the extent distributed to the Borrower or a Restricted Subsidiary in Cash.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.23.

“CRE Finance Assets” means (i) any commercial real estate loans and/or direct or indirect interests therein (including, without limitation, commercial mortgage backed securities, collateralized loan obligations, mezzanine interests, senior and junior notes and participation interests with respect to any of the foregoing), (ii) any rights, assets or investments similar to or derivative of, any item referred to in the foregoing clause (i) and/or the origination, acquisition, financing, servicing or administration thereof (regardless of whether or not the Borrower or any of its Restricted Subsidiaries owns or originated the applicable commercial real estate loan or direct or indirect interest therein) and (iii) Capital Stock in any Person substantially all of whose assets, directly or indirectly, are comprised of one or more of the items referred to in the foregoing clauses (i) and/or (ii). For the avoidance of doubt, no Real Estate Investment shall constitute a CRE Finance Asset.

“CRE Financing” shall mean any Indebtedness or obligations principally secured directly or indirectly by, and incurred for the primary purpose of directly or indirectly funding the acquisition of, or any Investment in, or otherwise financing, refinancing or capitalizing any previous acquisition of, or Investment in, Real Estate Investments and/or interests therein (including, for the avoidance of doubt, any mezzanine financing secured by Capital Stock in Subsidiaries that directly or indirectly own Real Estate Investments).

“Cure Amount” has the meaning assigned to such term in Section 6.13(b).

“Cure Right” has the meaning assigned to such term in Section 6.13(b).

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than a natural Person, the Borrower or any of its Subsidiaries) that is a bona fide debt fund or investment vehicle that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course, in each case with respect to which the Persons making such investment decisions for such applicable Affiliate are not primarily engaged in the making, acquiring or holding of equity investments in the Borrower or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent or the Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of (i) a bankruptcy, insolvency, receivership or other similar case or proceeding or (ii) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent have each determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor) and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange- rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity- linked contract and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency related risks in respect of the revenues, cash flows or other balance sheet items of the Borrower and/or any of its Subsidiaries and designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Borrower in a writing delivered to the Administrative Agent.

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to the Borrower or any Restricted Subsidiary by any Person other than the Borrower or any Restricted Subsidiary that have been designated in a certificate of a Financial Officer of the Borrower and delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Borrower subsequently delivers a certificate of a Financial Officer of the Borrower to the Administrative Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments”.

“Discretionary Guarantor” has the meaning assigned to such term in the definition of “Guarantor”.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition (but excluding, for the avoidance of doubt, repayments) of any property of any Person; provided that all sales, leases, subleases, syndications and other dispositions of CRE Finance Assets in the ordinary course of business (as determined in good faith by the Borrower) shall not constitute a Disposition.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants of the Borrower or its Restricted Subsidiaries (or the Manager or its Affiliates), in each case in the ordinary course of business of the Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified in writing to the Arrangers on or prior to April 10, 2019, (ii) any Person thereafter identified in writing (and reasonably acceptable) to the Arrangers prior to the Closing Date, (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name and (iv) any other Affiliate of any Person described in clauses (i) or (ii) above that is identified in a written notice to the Arrangers (if prior to the Closing Date) or the Administrative Agent as described below (if after the Closing Date) (each such person, a “Disqualified Lending Institution”), and/or

(b) (i) any Person that is or becomes a competitor of the Borrower, the Manager or any of their respective Subsidiaries or Affiliates (each such person, a “Competitor”) and any Affiliate of any Competitor (other than any Affiliate that is a Bona Fide Debt Fund) and is identified as such in writing to the Arrangers (if prior to the Closing Date) or the Administrative Agent as described below (if after the Closing Date), (ii) any Affiliate of any Person described in clause (i) above (other than any Affiliate that is a Bona Fide Debt Fund) that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified in a written notice to the Arrangers (if prior to the Closing Date) or to the Administrative Agent as described below (if after the Closing Date) (it being understood and agreed that no Bona Fide Debt Fund may be designated as a Disqualified Institution pursuant to this clause (iii));

it being understood and agreed that (x) no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans and (y) any designation of a Person as a Disqualified Institution permitted above shall not be effective until the third Business Day after written notice thereof by the Borrower to the Administrative Agent in accordance with the next succeeding paragraph.

Any supplement or other modification to the list of Persons identified as Disqualified Institutions permitted above shall be e-mailed to the Administrative Agent at JPMDQcontact@JPMorgan.com.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution.”

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person that is a limited liability company (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement resulting in two or more Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount determined pursuant to Section 1.08.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b) hereto.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority “ means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors effective subsequent to the Closing Date but prior to the applicable date of determination and (d) original issue discount and upfront or similar fees on customary terms paid by the Borrower (with upfront fees and original issue discount being equated to interest rate margins based on an assumed four-year average life to maturity or lesser remaining average life to maturity) (provided that, solely for purposes of determining the Effective Yield of 2019 Replacement Term Loans in the form of Converted Term Loans (as defined in the First Amendment) that were converted from Existing Term Loans (as defined in the First Amendment) for purposes of Section 2.22(a)(v), original issue discount and upfront or similar fees paid by the Borrower with respect to the 2019 Incremental Term Loans on the First Amendment Effective Date shall be deemed to have been paid with respect to the applicable 2019 Replacement Term Loans in an equivalent percentage as paid with respect to the 2019 Incremental Term Loans), but excluding (i) any prepayment premiums, arrangement, commitment, structuring, underwriting, placement, success, advisory, ticking, unused line fees, amendment and/or consent fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably; provided, however, that (A) to the extent that the Published LIBO Rate (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Term Loans in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Published LIBO Rate (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), the Borrower or any of its Affiliates.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any Restricted Subsidiary and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Restricted Subsidiary or any ERISA Affiliate, notification of the Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or is in “reorganization” within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) any asset (including Capital Stock) the grant or perfection of a security interest in which would (i) be prohibited by enforceable anti-assignment or negative pledge provisions set forth in any contract that is permitted by the terms of this Agreement and is binding on such asset at the Closing Date or at the time of its acquisition and, in each case, to the extent such prohibitions are not incurred in contemplation of the Closing Date or such acquisition, as applicable (other than in the case of Finance Leases and purchase money financings), (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law), (ii) notwithstanding anything in this clause (a) to the contrary, be prohibited by any Asset Financing Facility or CRE Financing, in each case, that is permitted hereunder (including, without limitation, any Asset Financing Facility or CRE Financing existing on the Closing Date or established from time to time after the Closing Date, in each case, that is permitted hereunder) (including, without limitation, to the extent required in order to obtain, or prohibited under, the applicable Asset Financing Facility or CRE Financing, any Capital Stock in any Financing SPE Subsidiary and any direct or indirect parent thereof, in each case, directly owned by any Loan Party (such Capital Stock, the “Financing Equity”)), so long as (I) in the case of any Capital Stock in any Subsidiary that is excluded from the Collateral under this clause (a)(ii), all of the outstanding Capital Stock in a direct or indirect parent of such Subsidiary is pledged as Collateral hereunder or under a Collateral Document and (II) no assets shall constitute Excluded Assets under this clause (a)(ii) other than the (x) relevant CRE Finance Assets or Real Estate Investments, as applicable, financed by such Asset Financing Facility or CRE Financing, as applicable, (y) any corresponding Financing Equity and (z) other assets ancillary to such CRE Finance Asset or Real Estate Investments owned by the Financing SPE Subsidiary under such Asset Financing Facility or CRE Financing, as applicable, (iii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Finance Leases and purchase money financings) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) or (iv) except with respect to the Capital Stock of any Loan Party or any Wholly-Owned Subsidiary that is a Restricted Subsidiary, trigger termination of any contract relating to such asset that is permitted by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition) (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) or would violate any joint venture agreement binding on such Capital Stock; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right,

(b) any asset (other than Capital Stock of the Borrower or Restricted Subsidiaries that are Loan Parties) to the extent the grant or perfection of a security interest in such asset would result in material adverse tax consequences (including any adverse tax consequences due to the application of Section 956 of the Code) or materially adverse regulatory consequences, in each case, to any Loan Party as reasonably determined by the Borrower in writing and delivered to the Administrative Agent,

(c) the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) not-for-profit subsidiary, (iv) special purpose entity used for any permitted Qualified Securitization Financing and/or (v) an Immaterial Subsidiary, in each case, except to the extent such Person is a Loan Party,

(d) any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use,” “Amendment to Allege Use” or similar filing with respect thereto, by the United States Patent and Trademark Office, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) Trademark application under applicable federal Law,

(e) any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited under applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority) or (ii) require any governmental (including regulatory) or third party (other than Borrower, a Subsidiary of Borrower, the Manager, or the respective Affiliates of the foregoing) consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization) (in each case in this clause (e), to the extent such requirement in clause (e)(ii) was not incurred in contemplation of the Closing Date or of such Restricted Subsidiary becoming a Subsidiary (other than in the case of any Asset Financing Facility or CRE Financing with respect to (x) the relevant CRE Finance Assets or Real Estate Investments, as applicable, (y) any corresponding Financing Equity and (z) other assets ancillary to such CRE Finance Asset or Real Estate Investments owned by the Financing SPE Subsidiary under such Asset Financing Facility or CRE Financing, as applicable), financed by such Asset Financing Facility or CRE Financing, as applicable, and any corresponding Financing Equity), and after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law and so long as, in the case of any Capital Stock in any Subsidiary that is excluded from the Collateral under clause (e)(ii) as a result of absence of any requisite third party consent, approval, license or authorization only, all of the outstanding Capital Stock in a direct or indirect parent of such Subsidiary is pledged as Collateral hereunder or under a Collateral Document); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (e) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition,

(f) (i) any leasehold interest in Real Estate Assets (including, without limitation, any ground lease), (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement, any other leasehold interests, (iii) any owned Real Estate Asset that is not a Material Real Estate Asset, (iv) any owned Real Estate Asset that is not used by the Borrower or its Restricted Subsidiaries for operational purposes (including, for the avoidance of doubt, any such Real Estate Asset (x) subject to a sale-leaseback, ground lease or other long-term net lease, in each case, in respect of which the Borrower or any of its Restricted Subsidiaries is the landlord or lessor, as applicable, (y) acquired in connection with a foreclosure or other exercise of remedies under any CRE Finance Asset and/or (z) which is, or is in the process of becoming, subject to any CRE Financing), in each case, so long as all of the outstanding Capital Stock in a direct or indirect parent of any Subsidiary owning such Real Estate Assets is pledged as Collateral hereunder or under a Collateral Document, and (v) any owned Real Estate Asset (including any owned Real Estate Asset that is, or is intended to become, subject to a Mortgage) located in a flood hazard area or Real Estate Assets subject to any flood insurance due diligence (other than, for the avoidance of doubt, standard flood hazard determinations), flood insurance requirements or compliance with any Flood Insurance Laws (it being agreed that (A) if it is subsequently determined that any owned Material Real Estate Asset subject to, or otherwise required to be subject to a Mortgage is or might be located in a flood hazard area, (1) such Real Estate Asset shall be deemed to constitute an Excluded Asset until a determination is made that such Real Estate Asset is not located in a flood hazard area and does not require flood insurance and (2) if there is an existing Mortgage on such property, such Mortgage shall be released if the mortgaged property is a Flood Hazard Property for so long as such Real Estate Asset constitutes

Flood Hazard Property or requires flood insurance, or (B) if it cannot be determined whether such owned Real Estate Asset is a Flood Hazard Property or would require flood insurance and the time or information necessary to make such determination would (as determined by the Borrower in good faith) delay or impair the intended date of funding any Loan or effectiveness of any amendment or supplement under the Loan Documents, the foregoing clause (A) shall also apply),

(g) the Capital Stock of any Person that is not a Wholly-Owned Subsidiary (other than a Loan Party),

(h) any Margin Stock,

(i) the Capital Stock of (i) any Foreign Subsidiary (other than a Foreign Discretionary Guarantor) and (ii) any Foreign Subsidiary Holdco, in each case (x) in excess of 65% of the issued and outstanding Capital Stock of any such Person or (y) to the extent such Foreign Subsidiary or Foreign Subsidiary Holdco is not a first-tier Subsidiary of a Loan Party,

(j) Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $10,000,000,

(k) Trust Accounts and Trust Funds,

(l) assets subject to a purchase money security interest, Finance Lease or similar arrangement, in each case, that is permitted by the terms of this Agreement and to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any Subsidiary of Holdings) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (l) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation,

(m) any asset with respect to which the Administrative Agent and the relevant Loan Party have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business and including the cost of title insurance, surveys or flood insurance (if necessary) or any mortgage, stamp, intangibles or other tax or expenses of obtaining or perfecting such security interest) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Secured Parties afforded thereby, which determination is evidenced in writing,

(n) any governmental license or state or local franchise, charter and/or authorization, to the extent the grant of a security interest in such license, franchise, charter and/or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law, other than any proceed or receivable thereof the assignment of which is expressly deemed to be effective under the UCC or other applicable Requirements of Law,

(o) any asset of a Subsidiary (including its Capital Stock) acquired by the Borrower or any Restricted Subsidiary in a Permitted Acquisition (other than from the Borrower of any Subsidiary) that, at the time of the relevant acquisition, is encumbered by a Permitted Lien to secure assumed indebtedness permitted under Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such asset from being pledged to secure the Obligations and the relevant prohibition was not implemented in contemplation of the applicable acquisition,

(p) any assets owned by an Excluded Subsidiary that is not a Loan Party, and

(q) any aircraft or any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of the Borrower or any Restricted Subsidiary;

provided, however, that Excluded Assets will not include any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary on the Closing Date or on the date such Subsidiary becomes a Subsidiary, in each case for so long as such Subsidiary remains not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary (i) that is prohibited or restricted from providing a Loan Guaranty by (A) any Requirement of Law, (B) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary (which Contractual Obligation was not entered into in contemplation of such Restricted Subsidiary becoming a Subsidiary (including pursuant to assumed Indebtedness)) and/or (C) with respect to any Restricted Subsidiary owning, directly or indirectly, the relevant CRE Finance Assets or Real Estate Investments, as applicable, financed thereby, or the corresponding Financing Equity and notwithstanding anything in clause (B) above to the contrary, any Asset Financing Facility or CRE Financing, in each case, that is permitted hereunder (including, without limitation, any Asset Financing Facility or CRE Financing existing on the Closing Date or established from time to time after the Closing Date, in each case, that is permitted hereunder (including Asset Financing Facilities or CRE Financings established in contemplation of the applicable Restricted Subsidiary becoming a Subsidiary)) or (ii) that would require a governmental (including regulatory) or third party (other than Borrower, a Subsidiary of Borrower, the Manager, or the respective Affiliates of the foregoing) consent, approval, license or authorization on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary (and (other than in the case of any Asset Financing Facility or CRE Financing with respect to (x) the relevant CRE Finance Assets or Real Estate Investments, as applicable, financed by such Asset Financing Facility or CRE Financing, as applicable, (y) any corresponding Financing Equity and (z) other assets ancillary to such CRE Finance Asset or Real Estate Investments owned by the Financing SPE Subsidiary under such Asset Financing Facility or CRE Financing, as applicable) to the extent such requirement was not incurred in contemplation of the Closing Date or of such Restricted Subsidiary becoming a Subsidiary), (including any regulatory consent, approval, license or authorization) to provide a Loan Guaranty (except to the extent such consent has been obtained, it being understood there is no obligation to obtain or seek to obtain any such consent, approval, license or authorization), so long as, in the case of any Subsidiary that constitutes an Excluded Subsidiary pursuant to clause (i)(C) or (ii) (with respect to third party consent, approval, license or authorization only) above only, a direct or indirect parent of such Subsidiary is a Guarantor,

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary,

(f) any (x) special purpose entity used for any permitted receivables facility or financing (including any Securitization Subsidiary) or (y) Financing SPE Subsidiary, in the case of this clause (y), that is not an obligor under any Indebtedness and that does not own any assets other than assets ancillary to its potential ownership of CRE Finance Asset or Real Estate Investments under Asset Financing Facilities or CRE Financing, as applicable,

(g) any Foreign Subsidiary,

(h) (i) any Foreign Subsidiary Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary or of any Foreign Subsidiary Holdco,

(i) any Unrestricted Subsidiary,

(j) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement with assumed Indebtedness permitted by Section 6.01(n), and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from providing a Loan Guaranty (which prohibition was not implemented in contemplation of such Restricted Subsidiary becoming a Subsidiary or in order to avoid the requirement of providing a Loan Guaranty), and

(k) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Loan Guaranty (including any adverse tax consequences to the Borrower or any of its direct or indirect Parent Companies or Subsidiaries) outweighs, or would be excessive in light of, the practical benefits afforded thereby; in each case, unless such Subsidiary becomes a Guarantor pursuant to the last sentence of the definition thereof, which judgment is evidenced in writing;

provided, however, that no Discretionary Guarantor shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell,” support or other agreement for the benefit of such Guarantor) at the time the Loan Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes “ means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) such recipient’s net income or franchise Taxes, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender (other than a Lender that became a Lender pursuant to an assignment under Section 2.19) with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan, or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new lending office, (d) any Tax imposed as a result of a failure by such Lender to comply with Section 2.17(f) (or, in the case of any payment made to the Administrative Agent for its own account, by the Administrative Agent to comply with Section 2.17(i)), (e) any Taxes imposed under FATCA, and (f) any U.S. federal backup withholding Taxes imposed under Section 3406 of the Code.

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Borrower executed by each of (a) the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, owned or leased by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement (and any related fiscal or regulatory legislation or rules, or official administrative guidance) implementing any of the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Financial Covenant” has the meaning assigned to such term in Section 6.13(a).

“Financial Incurrence Test” has the meaning assigned to such term in Section 1.10(d).

“Financial Officer” means the chief financial officer, the chief accounting officer, treasurer, or any vice president having duties substantially similar to the foregoing, of the Borrower, or such other officer of the Borrower reasonably acceptable to Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financing Equity” has the meaning assigned to such term in the definition of “Excluded Assets.”

“Financing SPE Subsidiary” means any Subsidiary that constitutes a special purpose entity or other similar entity, in each case, formed or acquired to incur, or provide credit support with respect to, any Asset Financing Facility or CRE Financing at such time of formation or acquisition or any time thereafter.

“First Amendment” means that certain First Amendment to Term Loan Credit Agreement, dated as of November 19, 2019, among the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means November 19, 2019.

“First Lien Specified Debt” means Indebtedness in respect of the (a) ~~Initial~~2019 New Term Loans, (b) to the extent incurred in reliance on clause (a) of the Incremental Cap, any Incremental Facility or Incremental Equivalent Debt, (c) any other Indebtedness incurred in reliance on the Incremental Cap (other than clause (d) thereof) that is secured by the Collateral on a pari passu basis with the ~~Initial~~2019 New Term Loans, and (d) Refinancing Indebtedness (including Replacement Term Loans and Replacement Notes) and/or other Refinancing Indebtedness or permitted Indebtedness that refinances ~~of~~ any of the foregoing that were or are, in the case of this clause (d), incurred to refinance any Indebtedness under the Loan Documents or any Incremental Equivalent Debt, in each case, that was secured by the Collateral on a pari passu basis with the ~~Initial~~2019 New Term Loans.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending December 31 of each calendar year.

“Fixed Basket” has the meaning assigned to such term in Section 1.10(d).

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the U.S. in an area designated by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Discretionary Guarantor” means a Discretionary Guarantor that is organized in a jurisdiction outside of the United States.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Restricted Subsidiary that has, directly or indirectly, no material assets other than the Capital Stock and, if applicable, indebtedness of one or more subsidiaries that are Foreign Subsidiaries or other Foreign Subsidiary Holdcos.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (as used in this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means any Subsidiary Guarantor. For the avoidance of doubt, the Borrower may, in its sole discretion, elect to cause one or more Restricted Subsidiaries that are Excluded Subsidiaries to become a Guarantor (any such person, a “Discretionary Guarantor”) by causing such Person to execute a joinder to the Loan Guaranty (in substantially the form attached as an exhibit thereto) and to satisfy the requirements of Section 5.12 and the Collateral and Guarantee Requirement (as if such Person was a newly formed Restricted Subsidiary that is not an Excluded Subsidiary but without regard to the time periods specified therein); provided, that (i) in the case of any Foreign Discretionary Guarantor, the jurisdiction of such person is reasonably satisfactory to the Administrative Agent and (ii) Administrative Agent shall have received at least two (2) Business Days prior to such Person becoming a Guarantor all documentation and other information in respect of such person required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act).

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated under any Environmental Law or by any Governmental Authority or which poses a hazard to the Environment or to human health and safety, including, without limitation, petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, medical waste and pharmaceutical waste.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“IFRS “ means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary “ means, as of any date, any Restricted Subsidiary of the Borrower, unless the Borrower elects not to treat any such Restricted Subsidiaries as Immaterial Subsidiaries, (a) the total assets (excluding the amount of operating lease “right-of-use assets” under GAAP) of which Restricted Subsidiary as of the last day of the most recently ended Test Period do not exceed 5.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period and (b) the gross revenues of such Restricted Subsidiary for such Test Period were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case under this clause (b), determined in accordance with GAAP; provided that, if at any time and from time to time, the consolidated total assets (excluding the amount of operating lease “right-of-use assets” under GAAP), and consolidated gross revenues, of all Restricted Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) above shall exceed 7.5% of Consolidated Total Assets and 7.5% of consolidated gross revenues, respectively, of the Borrower and its Restricted Subsidiaries, in each case, as of or for the last day of the most recently ended Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Fiscal Quarter were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more Restricted Subsidiaries as not constituting “Immaterial Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 5.12 with respect to any such Restricted Subsidiaries (to the extent applicable), in each case, other than any Restricted Subsidiaries that otherwise constitute Excluded Subsidiaries; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the consolidated financial statements of the Borrower most recently filed with the SEC.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a) the Base Incremental Amount, plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that (x) effectively extends the Maturity Date with respect to, or effects a repricing of, any Class of Loans hereunder or any other First Lien Specified Debt, an amount equal to the portion of the relevant Class of Loans or such other First Lien Specified Debt that will be replaced or repriced by such Incremental Facility or Incremental Equivalent Debt, that, to the extent secured, is secured by the Collateral with the same priority as the Class of Loans or such other First Lien Specified Debt so extended or repriced or (y) effectively replaces any Loans hereunder or any other First Lien Specified Debt pursuant to Section 2.19(b)(iv) hereof (or any analogous provisions in any applicable other First Lien Specified Debt), an amount equal to the portion of the relevant Class of Loans or such other First Lien Specified Debt replaced by such Incremental Facility or Incremental Equivalent Debt, that, to the extent secured, is secured by the Collateral with the same priority as the Class of Loans or such other First Lien Specified Debt so replaced, plus

(c) without duplication of clause (b) above, the amount of any optional or voluntary Prepayment (including in accordance with Section 2.11(a)) of any First Lien Specified Debt; provided that the relevant optional or voluntary Prepayment was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), minus the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on this clause (c), in each case after giving effect to any reclassification of such Incremental Facilities and/or Incremental Equivalent Debt, as incurred under clause (d) below (this clause (c), together with clauses (a) and (b) above, the “Non-Ratio Based Incremental Amount”), plus

(d) an unlimited amount so long as, in the case of this clause (d), after giving effect to the relevant Incremental Facility, (i) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Lien securing the Secured Obligations that are secured on a first lien basis, the Senior Debt to Total Assets Ratio does not exceed the greater of (A) 80.0% or (B) if such Incremental Facility is incurred in connection with any Permitted Acquisition or other Investment not prohibited by the Loan Documents, the Senior Debt to Total Assets Ratio immediately prior to the incurrence of such Incremental Facility, or (ii) if such Incremental Facility is unsecured or secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations that are secured on a first lien basis, the Total Debt to Total Assets Ratio does not exceed the greater of (A) 82.0% or (B) if such Incremental Facility is incurred in connection with any Permitted Acquisition or other Investment not prohibited by the Loan Documents, the Total Debt to Total Assets Ratio immediately prior to the incurrence of such Incremental Facility, in each case described in this clause (d), calculated on a Pro Forma Basis including all pro forma adjustments in accordance with Section 1.10, including the application of the proceeds thereof (this clause (d), the “Ratio Based Incremental Amount”);

provided that:

(i) Incremental Facilities and Incremental Equivalent Debt may be incurred or implemented under one or more of clauses (a) through (d) of this definition as selected by the Borrower in its sole discretion, provided that unless the Borrower elects otherwise, each Incremental Facility or Incremental Equivalent Debt will be deemed incurred first under clause (d) to the maximum extent permitted thereunder,

(ii) if Incremental Facilities or Incremental Equivalent Debt are intended to be incurred under clause (d) of this definition and one or more other clause of this definition in a single transaction or series of related transactions, (A) the permissibility of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred or implemented under clause (d) of this definition will be determined without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred or implemented in reliance on each other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of all such Incremental Facilities or Incremental Equivalent Debt that will be incurred or implemented at such time in reliance on each other clause of this definition and the related transactions, and (B) thereafter, the permissibility of the portion of the Incremental Facilities or Incremental Equivalent Debt to be incurred or implemented, as applicable, under the other applicable provisions of this definition will be determined, and

(iii) any portion of Incremental Facilities or Incremental Equivalent Debt incurred or implemented in reliance on clauses (a) through (c) of this definition will, unless the Borrower otherwise elects, automatically be reclassified from time to time after the incurrence or implementation under clause (d) of this definition if such portion of Incremental Facilities or Incremental Equivalent Debt could at such time be satisfied under clause (d) of this definition on a pro forma basis.

“Incremental Commitment “ means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Term Loan.

“Incremental Equivalent Debt” means Indebtedness in the form of senior secured, junior secured or unsecured Indebtedness, whether in the form of term or revolving loans, notes, debt securities or otherwise and/or commitments in respect of any of the foregoing, (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, issued, incurred or implemented in lieu of loans under an Incremental Facility or to refinance other Indebtedness incurred under the Loan Documents; provided that:

(a) the aggregate principal amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b) subject to the Permitted Earlier Maturity Indebtedness Exception, the Weighted Average Life to Maturity applicable to such Incremental Equivalent Debt (other than customary bridge loans with a maturity date not longer than one year that are exchangeable or convertible into, or are intended to be refinanced, with other debt instruments permitted hereunder; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (b)) is no shorter than the remaining Weighted Average Life to Maturity of the then-existing Term Loans (without giving effect to any prepayments thereof) on the date of incurrence of such Incremental Equivalent Debt,

(c) subject to the Permitted Earlier Maturity Indebtedness Exception, the final maturity date with respect to such Incremental Equivalent Debt (other than customary bridge loans with a maturity date not longer than one year that are exchangeable or convertible into, or are intended to be refinanced, with other debt instruments permitted hereunder; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (c)) is no earlier than the Initial Term Loan Maturity Date on the date of incurrence of such Incremental Equivalent Debt,

(d) subject to clauses (b) and (c), to the extent constituting term indebtedness, such Incremental Equivalent Debt may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt,

(e) in the case of Incremental Equivalent Debt incurred ~~within~~on any date after the First Amendment Effective Date that is on or prior to the day that is six months after the ~~Closing~~First Amendment Effective Date in an aggregate principal amount, together with any Incremental Term Loans incurred during such six-month period that satisfy the MFN Conditions, in excess of the MFN Threshold that satisfies each of the MFN Conditions, the Effective Yield of the ~~Initial~~2019 New Term Loans shall be subject to the adjustment in the manner set forth in the MFN Protection (to the extent then applicable), determined for purposes of this clause (e) as if such Incremental Equivalent Debt were Incremental Term Loans,

(f) any such Incremental Equivalent Debt (x) shall rank pari passu in right of payment with any then-existing tranche of Term Loans or be subordinated in right of payment thereto and (y) may rank pari passu with or junior to any then-existing tranche of Term Loans, as applicable, in right of security with respect to the Collateral or may be unsecured,

(g) if such Incremental Equivalent Debt is (a) secured by a Lien on the Collateral, then such Incremental Equivalent Debt shall be subject to any applicable Acceptable Intercreditor Agreement or (b) unsecured and contractually subordinated to the Obligations with respect to right of payment, then such Incremental Equivalent Debt shall be subject to a subordination agreement or subordination provision reasonably acceptable to the Borrower,

(h) no such Indebtedness may be (x) incurred or guaranteed by any Person that is not a Loan Party or (y) secured by any assets other than the Collateral, and

(i) any conditions to availability or funding of any Incremental Equivalent Debt (or commitments with respect to any such Incremental Equivalent Debt), subject to any requirements or limitations set forth above (and subject to the Borrower’s right to make an LCT Election), will be determined by the lenders or holders providing such Incremental Equivalent Debt.

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Indebtedness” shall mean, with respect to any Person, without duplication,

(i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person),

(ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services (other than (x) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered and (y) obligations with respect to earn-outs and similar deferred or contingency compensation arrangements that are not due and payable at such time),

(iii) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person,

(iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person,

(v) Finance Lease Obligations of such person to the extent required to be characterized as a capitalized or financing lease (but not, for the avoidance of doubt, an operating lease) under GAAP, and

(vi) obligations of such Person under repurchase agreements or like arrangements and (vii) Indebtedness of others Guaranteed by such Person to the extent of such Guarantee;

provided that, notwithstanding the foregoing, (a) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Senior Debt to Total Assets Ratio or the Total Debt to Total Assets Ratio or any other financial ratio under the Loan Documents, (b) the amount of Indebtedness of any Person for purposes of clause (iii) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith, (c) Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude intercompany Indebtedness so long as such intercompany Indebtedness (A) has a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (B) of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party is unsecured and subordinated to the Obligations and subject to the Intercompany Note, (d) in no event shall any Non-Finance Lease Obligations be deemed “Indebtedness” for any purpose under the Loan Documents, (e) in no event shall any Non-Recourse Indebtedness owing pursuant to a securitization transaction such as a “REMIC” securitization, a collateralized loan obligation transaction or other similar securitization be deemed “Indebtedness” for any purpose under the Loan Documents and (f) for, the avoidance of doubt, in no event shall any funding obligations or commitments, or guarantees of funding obligations or commitments, under any CRE Finance Assets be deemed “Indebtedness” for any purpose under the Loan Documents

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness provides that such Person is not liable therefor. Notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement).

For the avoidance of doubt, Indebtedness will not be deemed to include obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement and are not otherwise made available for any other purpose and are used for such purpose.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 3.11(a).

“Information Memorandum “ means the Confidential Information Memorandum dated on or about April 2019 relating to the Borrower and its subsidiaries and the Transactions.

“Initial Lenders” means the Arrangers, the Affiliates of the Arrangers and the other financial institutions that are party to this Agreement as Lenders on the Closing Date.

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) terminated pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to Section 9.05 or (ii) increased from time to time pursuant to Section 2.22. The aggregate amount of the Term Lenders’ Initial Term Loan Commitments on the Closing Date is $500,000,000.

“Initial Term Loan Maturity Date” means April 23, 2026.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Intellectual Property” has the meaning assigned to such term in the Collateral Documents.

“Intellectual Property Security Agreement” means any agreement executed on the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit C-1 hereto.

“Intellectual Property Security Agreement Supplement” means any agreement executed after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement Supplement substantially in the form of Exhibit C-2 hereto.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F.

“Interest Election Request” means a request by the Borrower in the form of Exhibit H hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the maturity date applicable to such Loan and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is less than one (if consented to by all relevant affected Lenders), one, two, three or six months (or, to the extent agreed to by all relevant affected Lenders, twelve months or a shorter period) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Restricted Subsidiaries to any other Person (but, in all cases, excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness so long as such Indebtedness (i) has a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and (ii) of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party is unsecured and subordinated to the Secured Obligations and subject to the Intercompany Note). Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“JPMCB” has the meaning assigned to such term in the preamble to this Agreement.

“Junior Debt” means any Indebtedness of the types described in clauses (i) and (ii) of the definition of “Indebtedness” (other than Indebtedness among the Borrower and/or its Restricted Subsidiaries) of the Borrower or any of its Restricted Subsidiaries that is contractually subordinated in right of payment to the Obligations, in each case, with an individual outstanding principal amount in excess of the Threshold Amount. For the avoidance of doubt, each Asset Financing Facility and CRE Financing shall not constitute Junior Debt.

“Knowledge” or “knowledge” means, as of any date of determination, then-current actual (as distinguished from imputed or constructive) knowledge. For the avoidance of doubt, “know”, “known” and “knew” shall have the respective correlative meaning thereto.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or Term Commitment.

“LCT Election” has the meaning set forth in Section 1.10(b).

“LCT Requirements” has the meaning set forth in Section 1.10(b).

“LCT Test Date” has the meaning set forth in Section 1.10(b).

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, any lender with an Additional Commitment or an outstanding Additional Term Loan and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, the Published LIBO Rate, as adjusted to reflect applicable reserves prescribed by governmental authorities; provided that, in no event shall the LIBO Rate be less than 0.00% per annum.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall (x) an operating lease (or other lease in respect of a Non-Finance Lease Obligation) or a license to use intellectual property be deemed to constitute a Lien or (y) for the avoidance of doubt, any right of first refusal and tag, drag, forced sale, major decision or similar right in respect of any CRE Finance Asset or Real Estate Investment constitute a Lien.

“Limited Condition Transaction” means any (a) Permitted Acquisition or other Investment or similar transaction (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries, (b) any redemption, repurchase, defeasance, satisfaction and discharge, repayment or other retirement of Indebtedness and (c) any Restricted Payment.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” means any Term Loan.

“Loan Documents “ means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, the Perfection Certificate (including any Perfection Certificate delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”), any Perfection Certificate Supplement, any Acceptable Intercreditor Agreement to which the Borrower is a party, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit I hereto, executed by each Loan Party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12 hereof.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means the Borrower and each Guarantor.

“Manager” means BXMT Advisors L.L.C. (“BX Advisors”) (or any successor thereto) or, to the extent the board of directors of the Borrower appoints another investment manager of the Borrower at any time and from time to time, such other investment manager appointed thereby. Notwithstanding anything to the contrary set forth herein, (i) each reference to “Manager” set forth in clause (b) of the definition of Core Earnings, the last paragraph of the definition of Disqualified Stock, Section 6.04(a)(ii) and Section 6.06(z) shall, as applicable, also be deemed to include any previous investment manager of the Borrower (each, a “Predecessor Manger”) with respect to any Capital Stock, compensation or deferred compensation granted or provided to any applicable Person set forth in such applicable clause, or any arrangement or agreement entered into with respect to any applicable item referenced in such clause, while such Predecessor Manager was acting as the Manager of the Borrower and (ii) each reference to “Manager” set forth in Section 6.09(f)(i) shall include any Predecessor Manager (provided that any fees paid to a Predecessor Manager pursuant to Section 6.09(f)(i) shall have accrued or been granted while such Person was acting as the Manager of the Borrower).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its agent or bailee) pursuant to the Security Agreement or any applicable Acceptable Intercreditor Agreement.

“Material Real Estate Asset” means (a) on the Closing Date, each Real Estate Asset listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably determined by the Borrower in consultation with the Administrative Agent after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $20,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the ~~Initial~~2019 Replacement Term Loans and the 2019 Incremental Term Loans, the Initial Term Loan Maturity Date, (b) with respect to any Replacement Term Loans~~,~~ (other than the 2019 Replacement Term Loans), the final maturity date for such Replacement Term Loans, as set forth in the applicable Refinancing Amendment, (c) with respect to any Incremental Term Loans (other than the 2019 Incremental Term Loans), the final maturity date set forth in the applicable Incremental Facility Amendment and (d) with respect to any Extended Term Loans, the final maturity date for such Extended Term Loans as set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“MFN Conditions” has the meaning set forth in Section 2.22(a)(v).

“MFN Protection” has the meaning set forth in Section 2.22(a)(v).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall contain such terms as may be necessary under applicable local Requirements of Law to perfect a Lien on the applicable Material Real Estate Asset.

“Mortgage Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds “ means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Restricted Subsidiaries (other than, for purposes of Section 2.11(b)(ii), assets acquired after the Closing Date with the proceeds of equity contributions to, or the issuance of Qualified Capital Stock of, the Borrower or its Restricted Subsidiaries (in each case, other than contributions by, or issuances to, the Borrower or a Restricted Subsidiary) or (ii) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries (other than, for purposes of Section 2.11(b)(ii), assets acquired after the Closing Date with the proceeds of equity contributions or the issuance of Qualified Capital Stock of the Borrower or its Restricted Subsidiaries (in each case, other than contributions by, or issuances to, the Borrower or a Restricted Subsidiary)) by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs and expenses incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, or payment of other amounts due to, or required to be made available to, any Person under any other

Contractual Obligation binding such assets or to which such assets are subject (including, without limitation, in the case of Real Estate Assets, any ground lease, lease or other occupancy agreement) (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from a non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, escrow costs and fees, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany distributions) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition ( provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) (including, without limitation, any Asset Financing Facility or CRE Financing), (iv) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by a non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Net Proceeds Percentage” has the meaning assigned to such term in Section 2.11(b)(ii).

“Non-Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that is not required to be accounted for as a finance lease or capital lease on the balance sheet and the income statement in accordance with GAAP as in effect at any time of determination. For the avoidance of doubt, any lease pursuant to which a Person recognizes lease expense on a straight-line basis over the lease term and any operating lease shall be considered a Non-Finance Lease.

“Non-Finance Lease Obligation” means a lease obligation pursuant to any Non-Finance Lease.

“Non-Fixed Basket” has the meaning assigned to such term in Section 1.10(d).

“Non-Recourse Indebtedness” means any Indebtedness other than Recourse Indebtedness.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding) on the Loans, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Arranger, any First Amendment Arranger (as defined in the First Amendment) or any Indemnitee arising under the Loan Documents in respect of any Loan or otherwise, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ii).

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation or designation of a new office for receiving payments by or on account of the Borrower (other than an assignment or designation of a new office made pursuant to Section 2.19(b)).

“Participant” has the meaning assigned to such term in Section 9.05(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions, designs or improvements thereto described or claimed therein; (c) all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit K.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization (or, in the case of a Foreign Discretionary Guarantor, other office under Section 9-307 of the UCC) of each Loan Party, the filing of appropriate assignments, security agreements, instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and to the extent required by the applicable Loan Documents, in each case, the delivery to the Administrative Agent of any stock certificate, promissory note and instruments required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank and, in the case of any Foreign Discretionary Guarantor (and its Capital Stock), such steps required to grant the Administrative Agent a first priority perfected lien on its Capital Stock and substantially all of its assets pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower.

“Permitted Acquisition” means any acquisition made by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture) if (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transaction, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrower or any Restricted Subsidiary as a result of such Investment.

“Permitted Earlier Maturity Indebtedness Exception” means Indebtedness incurred, at the option of the Borrower (in its sole discretion), with a final maturity date prior to the earliest maturity date otherwise expressly required under this Agreement with respect to such Indebtedness (in each such case, the “Earliest Permitted Maturity Date”) and/or a Weighted Average Life to Maturity shorter than the minimum Weighted Average Life to Maturity otherwise expressly required under this Agreement with respect to such Indebtedness (in each such case, the “Minimum Permitted Weighted Average Life to Maturity”) in an aggregate principal amount up to the greater of (a) $225,000,000 and (b) 1.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis, in each case, solely to the extent the final maturity date of such Indebtedness is expressly restricted under the applicable Basket from occurring prior to an Earliest Permitted Maturity Date set forth therein that is expressly applicable thereto and/or the Weighted Average Life to Maturity of such Indebtedness is expressly restricted under the applicable Basket from being shorter than a Minimum Permitted Weighted Average Life to Maturity set forth therein that is expressly applicable thereto.

“Permitted Holders” means (a) the Sponsor and (b) any Person with which the Sponsor forms a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the Sponsor beneficially owns more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Borrower and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment” means, with respect to any Indebtedness, the repayment, in whole or in part, thereof prior to the stated maturity thereof (excluding regularly scheduled amortization and other mandatory or required payments), including by redemption, repurchase (including by assignment to the Borrower or a Restricted Subsidiary and cancellation or reduction of such Indebtedness or by Dutch Auction), tender offer, offer to purchase, defeasance, satisfaction and discharge, or other retirement of such Indebtedness; provided, that if such Indebtedness is under a revolving credit or similar facility, such Prepayment is accompanied by a corresponding permanent reduction of the commitments thereunder. “Prepay” and “Prepayment” shall have meanings correlative thereto.

“Prepayment Asset Sale” means any non-ordinary course Disposition by the Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(h), (s) or (aa), other than the Disposition of assets acquired after the Closing Date with the proceeds of equity contributions or the issuance of Qualified Capital Stock of the Borrower (in each case, other than contributions by, or issuances to, the Borrower or a Restricted Subsidiary).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee.”

“Prime Rate “ means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Debt to Total Assets Ratio, the Senior Debt to Total Assets Ratio or Consolidated Total Assets (including component definitions thereof), subject to Section 1.10, that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made and that:

(a) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(b) any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Finance Lease shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower,

(c) the acquisition of any asset included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction,” shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made, and

(d) whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test (except for purposes of determining actual compliance with Section 6.13(a)) shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which either, as determined by the Borrower, internal financial statements of the Borrower of the type described in Section 5.01(a) or Section 5.01(b), as applicable, are available (as determined in good faith by the Borrower) or such financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable. Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Debt to Total Assets Ratio for purposes of Section 6.13(a) (other than for the purpose of determining pro forma compliance with Section 6.13(a) as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Projections” means the financial projections, forecasts, financial estimates, other forward-looking and/or projected information and pro forma financial statements of the Borrower and its subsidiaries included in the Information Memorandum (or a supplement thereto).

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit L hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“Published LIBO Rate” means, for any day and time, with respect to any LIBO Rate Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion)); provided that if the Published LIBO Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.23.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing. For the avoidance of doubt, no Asset Financing Facility or CRE Financing is required to meet the conditions for a Qualified Securitization Financing in order to be permitted to be incurred hereunder and Qualified Securitization Financings shall be deemed to exclude Asset Financing Facilities and CRE Financings.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Real Estate Investment” means (i) any Real Estate Asset that is not used by the Borrower or its Restricted Subsidiaries for operational purposes (including, for the avoidance of doubt, any such Real Estate Asset (x) subject to a sale-leaseback, ground lease or other long-term net lease, in each case, in respect of which the Borrower or any of its Restricted Subsidiaries is the landlord or lessor, as applicable, (y) acquired in connection with a foreclosure or other exercise of remedies under any CRE Finance Asset and/or (z) which is, or is in the process of becoming, subject to any CRE Financing) and/or direct or indirect interests therein (including, without limitation, preferred equity and/or syndicated equity interests), and (ii) any rights, assets or investments similar to or derivative of, any item referred to in the foregoing clause (i) and/or the acquisition, financing, operation or administration thereof (regardless of whether or not the Borrower or any of its Restricted Subsidiaries owns the applicable Real Estate Asset or direct or indirect interest therein) (including, without limitation, management, franchise and/or other operational rights) and (iii) Capital Stock in any Person substantially all of whose assets, directly or indirectly, are comprised of one or more of the items referred to in the foregoing clauses (i) and/or (ii).

“Recourse Indebtedness” means with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (including without limitation through a Guarantee), exclusive of any such Indebtedness to the extent such recourse liability of such Person is limited to obligations relating to customary nonrecourse carve-outs.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation H” means Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“REIT Status” shall mean, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Section 857 et seq. of the Code.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Notes” means any Refinancing Indebtedness (whether issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Notes).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of any ~~Initial~~2019 New Term Loans with the incurrence by any Loan Party of any broadly syndicated term loans secured by the Collateral on a pari passu basis with the ~~Initial~~2019 New Term Loans (including any Replacement Term Loans) under any credit facilities the primary purpose (as determined in good faith by the Borrower) of which is to, and which does, reduce the Effective Yield of such Indebtedness relative to the ~~Initial~~2019 New Term Loans so prepaid, repaid, refinanced, substituted or replaced, as applicable, and (b) any amendment, waiver or other modification to this Agreement the primary purpose (as determined in good faith by the Borrower) of which is to, and which does, reduce the Effective Yield applicable to the applicable ~~Initial~~2019 New Term Loans immediately prior to such amendment, waiver or modification; provided that in no event shall any “Repricing Transaction” include (or be deemed to include) any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with (x) a Change of Control or (y) any acquisition, investment or disposition, in each case under this clause (y), for which the aggregate consideration (together with any related acquisition, investment or disposition forming part of the same transaction or series of related transactions) is equal to or greater than $ 400,000,000. Any determination by the Administrative Agent of the Effective Yield for purposes of this definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, (A) with respect to the Borrower and its Restricted Subsidiaries (i) Stephen Plavin, Thomas C. Ruffing or Douglas Armer, or any successor to any of the foregoing, (ii) any asset manager at The Blackstone Group L.P. or any Affiliate thereof responsible for the applicable asset (or replacement manager of Borrower), or (iii) any other employee with a title equivalent or more senior to that of “principal” within The Blackstone Group L.P. or any Affiliate thereof responsible for the origination, acquisition and/or management of the applicable asset and (B) with respect to any other Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president, the chief operating officer or any other executive officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer on behalf of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock of the Borrower to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc.

“Sanctioned Person “ means a person that is (i) the subject of Sanctions, (ii) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Syria, or the Crimea region), (iii) ordinarily a resident in a country or territory which is the subject of country—or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Syria, or the Crimea region), or (iv) majority-owned or, as relevant under applicable Sanctions, controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control) or Her Majesty’s Treasury of the United Kingdom.

“SEC “ means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date, (b) is entered into after the Closing Date between any Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender ~~or~~, any Arranger or any First Amendment Arranger (as defined in the First Amendment) at the time such Hedge Agreement is entered into or (c) is in effect on the Closing Date or entered into after the Closing Date by any Loan Party with any counterparty that is reasonably acceptable to the Administrative Agent designated as a “Secured Hedge Bank” by written notice executed by the Borrower and such counterparty to the Administrative Agent in a form reasonably acceptable to the Administrative Agent, in each case, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (x) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (y) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Secured Obligations” means all Obligations, together with all Secured Hedging Obligations.

“Secured Parties” means (i) the Lenders, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (iv) the Arrangers and the First Amendment Arrangers (as defined in the First Amendment) and (v) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing “ means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit M, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Senior Debt to Total Assets Ratio” means, at any date, the percentage obtained by dividing (i) Consolidated Senior Debt as of the last day of the most recently ended Test Period by (ii) Consolidated Total Assets as of the last day of the most recently ended Test Period.

“Similar Business “ means any Person the majority of the revenues of which are derived from, or the majority of operations relate to, a business that would be permitted by Section 6.10 if the references to “Restricted Subsidiaries” in Section 6.10 were read to refer to such Person.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Debt” has the meaning assigned to such term in the definition of “Permitted Earlier Maturity Indebtedness Exception.”

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a)(i) (solely with respect to the Loan Parties), 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), 3.03(b)(i), 3.08, 3.12, 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), 3.16, 3.17(a)(ii), 3.17(b) and 3.17(c) (solely as it relates to the use of proceeds in violation of FCPA).

“Sponsor” means, collectively, The Blackstone Group L.P., its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates, in each case, for the avoidance of doubt, other than any portfolio company of the foregoing and other than the Borrower or any of its Subsidiaries.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Subject Indebtedness” has the meaning assigned to such term in Section 1.10(f)(i).

“Subject Loans” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income.”

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (including (i) to the extent applicable, any Investment in (A) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (B) any joint venture for the purpose of increasing the Borrower’s or its relevant

Restricted Subsidiary’s ownership interest in such joint venture and (ii) and any transaction resulting in any Person that was not previously a Restricted Subsidiary becoming a Restricted Subsidiary or being merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary), in each case that is not prohibited by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any business unit, line of business or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment (or redemption, repurchase or other retirement) of Indebtedness and/or (f) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, in each case to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of the Borrower.

“Subsidiary Guarantor” means (x) on the Closing Date, each Subsidiary of the Borrower (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each Subsidiary of the Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement (including each Restricted Subsidiary that is a Discretionary Guarantor), in each case, until such time as the relevant Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Supported QFC” has the meaning assigned to it in Section 9.23.

“Swap Obligations “ means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means any Initial Term Loan Commitment ~~and any~~, any 2019 Replacement Term Loan Commitment, any 2019 Incremental Term Loan Commitment and any other Additional Term Loan Commitment.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender and any 2019 Replacement Term Lender, any 2019 Incremental Term Lender and any other Additional Term Lender.

“Term Loan” means the Initial Term Loans and, ~~if applicable, any~~from and after the First Amendment Effective Date, the 2019 Replacement Term Loans, the 2019 Incremental Term Loans and any other Additional Term Loans.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered).

“Threshold Amount” means, at any date, the greater of (i) $50,000,000 and (ii) 0.35% of Consolidated Total Assets as of the last day of the most recently ended Test Period.

“Total Debt to Total Assets Ratio “ means, at any date, the percentage obtained by dividing (i) Consolidated Total Debt as of the last day of the most recently ended Test Period by (ii) Consolidated Total Assets as of the last day of the most recently ended Test Period.

“Trademark “ means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, dilutions or violations thereof; (d) all rights to sue for past, present, and future infringements, dilutions or violations of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower and/or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date and (b) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Trust Account” means any accounts used solely to hold Trust Funds.

“Trust Funds” means, to the extent segregated from other assets of the Loan Parties in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, cash, cash equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees, (b) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes) and (c) any other funds which the Loan Parties hold in trust or as an escrow or fiduciary for another person, which is not a Loan Party or a Restricted Subsidiary.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is listed on Schedule 5.10 hereto or designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10.

“U.S.” means the United States of America.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.23.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any Prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a direct or indirect subsidiary of such Person, 100% of the Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “LIBO Rate Loan” or an “ABR Loan”) or by Class and Type (e.g., a “LIBO Rate Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Initial Term Loan Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property,” when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the Total Debt to Total Assets Ratio, the Senior Debt to Totals Assets Ratio or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that

(i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof;

(ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; and

(iii) if the Borrower notifies the Administrative Agent that the Borrower is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS and after such conversion, the Borrower cannot elect to report under GAAP.

(b) [Reserved].

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Finance Lease,” regardless of GAAP as in effect at any applicable time, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Finance Leases in conformity with GAAP as in effect on January 1, 2018 shall be considered Finance Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05. [Reserved].

Section 1.06. Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07. Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08. Currency Equivalents Generally.

(a) With respect to amounts denominated in currencies other than Dollars:

(i) For purposes of any determination under Article 1, Article 5, Article 6 (other than Section 6.13(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”), in a currency other than Dollars, the Dollar Equivalent amount of a specified transaction in a currency other than Dollars shall be determined by the Borrower in good faith; provided, that (A) if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar- denominated restriction to be exceeded if the Dollar Equivalent thereof were determined on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement and the Indebtedness being refinanced or replaced, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01, and (B) for the avoidance of doubt, no Default or Event of Default shall occur or be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth above.

(ii) For purposes of Section 6.13(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable rate of currency exchange used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with Section 6.13(a) if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable rate of currency exchange used in preparing the financial statements for the relevant Test Period, but would be in compliance with Section 6.13(a) if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant rate of currency exchange over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.13(a), the Total Debt to Total Assets Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant rate of currency exchange.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as agreed by the Administrative Agent and the Borrower to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, Replacement Term Loans, Extended Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in Cash” or any other similar requirement.

Section 1.10. Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, but subject to this Section 1.10, all financial ratios and tests (including the Total Debt to Total Assets Ratio, the Senior Debt to Total Assets Ratio and the amount of Consolidated Total Assets and the component definitions of any of the foregoing) contained in this Agreement shall be calculated with respect to any applicable Test Period to give effect to all Subject Transactions on a Pro Forma Basis that occurred on or after the first day of such Test Period and on or prior to the date of any required calculation of any financial ratio or test (which may be after the end of such Test Period); provided, that solely for purposes of calculating quarterly compliance with Section 6.13(a), no Subject Transaction occurring after the last day of the Test Period shall be taken into account or given pro forma effect.

(b) With respect to any Limited Condition Transaction, notwithstanding anything to the contrary in this Agreement:

(i) To the extent that the terms of this Agreement require (A) the making or accuracy of any representations and warranties (other than in connection with any acquisition or similar Investment, the Specified Representations as related thereto), (B) compliance with any Financial Incurrence Test (including, without limitation, Section 6.13(a) hereof, any Total Debt to Total Assets Ratio test or any Senior Debt to Totals Assets Ratio test), and/or any Basket expressed as a percentage of Consolidated Total Assets, (C) the absence of a Default or Event of Default (or any type of Default or Event of Default), (D) compliance with, or determination of availability under, any Basket (including any categories (or subcategories) or items (or sub-items) under Section 2.22, 6.01, 6.02, 6.04, 6.06, 6.07 or 6.09 or any applicable defined terms used in any of the foregoing, including any measured as a percentage of Consolidated Total Assets) or (E) compliance with, or satisfaction of, any other condition or requirement, in each case, in connection with any Limited Condition Transactions (or any actions and transactions in connection with any Limited Condition Transaction (including the incurrence of any Indebtedness (and related Liens) pursuant to Sections 2.22 and 6.01)) and any actions or transactions related thereto, determination of whether the relevant conditions or requirement described in subclauses (A) through (E) above (the “LCT Requirements”) are satisfied or complied with may be made, at the election of the Borrower (an “LCT Election”), on the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of irrevocable notice (which may be conditional or subject to deferral) with respect to Indebtedness or declaration of a Restricted Payment).

(ii) If, after giving effect to the Limited Condition Transaction (any related actions and transactions, including the incurrence of any Indebtedness (and related Liens) pursuant to Sections 2.22 and 6.01 and the use of proceeds thereof and related Subject Transactions) and any related pro forma adjustments on a Pro Forma Basis, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such Limited Condition Transaction (and all related actions and transactions) on the relevant LCT Test Date in compliance with any applicable LCT Requirements, all applicable LCT Requirements shall be deemed to have been complied with (or satisfied) for all purposes and the Borrower and its Restricted Subsidiaries may consummate such Limited Condition Transaction and take or consummate all related actions and transactions at any time subsequent to the LCT Test Date regardless of whether any LCT Requirement determined or tested as of the LCT Test Date would at any time subsequent to such LCT Test Date fail to be complied with or satisfied for any reason whatsoever (including due to the occurrence or existence of any event, fact or circumstance), and no Default or Event of Default shall be deemed to have occurred as a result of the consummation of such Limited Condition Transaction and taking or consummation of all related actions and transactions.

(iii) If internal financial statements of the Borrower of the type described in Section 5.01(a) or Section 5.01(b), as applicable, are available (as determined in good faith by the Borrower) or such financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, (a) the Borrower may elect, in its sole discretion, to re-determine compliance with, or satisfaction of, all applicable LCT Requirements on the basis of such financial statements, in which case, such date of re-determination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date.

(iv) In calculating the availability under any ratio, test, basket, cap or threshold in connection with any action or transaction unrelated to such Limited Condition Transaction (including any other Limited Condition Transaction and related actions and transactions) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, the notice redemption, purchase or repayment or the declaration for such Limited Condition Transaction is terminated, expires, passes or is revoked, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test, basket, cap or threshold shall be determined or tested giving pro forma effect to such Limited Condition Transaction (and related actions and transactions).

(c) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.13(a) hereof, any Total Debt to Total Assets Ratio test, any Senior Debt to Total Assets Ratio test and/or the amount of Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (b) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall occur or be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such calculation.

(d) Notwithstanding anything in this Agreement or any Loan Document to the contrary, in calculating any Non-Fixed Basket any (x) Indebtedness incurred to fund original issue discount and/or upfront fees with respect to Indebtedness incurred under an applicable Non-Fixed Basket or in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket and (y) any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket (including the Free and Clear Incremental Amount) in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket, in each case of the foregoing clauses (x) and (y), shall be disregarded in the calculation of such Non-Fixed Basket. For all purposes hereunder, (i) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of Consolidated Total Assets), (ii) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including, without limitation, the Financial Covenant, the Senior Debt to Total Assets Ratio and the Total Debt to Total Assets Ratio) (any such ratio or test, a “Financial Incurrence

Test”) and (iii) “Basket” means any amount, threshold, exception or value (including by reference to the Senior Debt to Total Assets Ratio, the Total Debt to Total Assets Ratio or Consolidated Total Assets) permitted or prescribed with respect to any Indebtedness (including any Incremental Facility, Incremental Term Loan or Incremental Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition, Affiliate transaction or any transaction, action, judgment or amount under any provision in this Agreement or any other Loan Document.

(e) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP. The increase in amounts secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of Section 6.02.

(f) For purposes of determining at any time compliance with, or availability under, Section 2.22, 6.01, 6.02, 6.04, 6.06, 6.07 or 6.09 (including any applicable defined terms used therein):

(i) In the event that any Indebtedness (including any Incremental Facility, Incremental Term Loan or Incremental Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction or and any related transactions, as applicable, meets the criteria of more than one of the Baskets (including, without limitation, sub-clauses, sub-categories or sub-items) permitted pursuant to any clause of such Sections 2.22, 6.01 (other than Sections 6.01(a) with respect to the Initial Term Loans incurred on the Closing Date), 6.02 (other than Section 6.02(a) to the extent securing Initial Term Loans incurred on the Closing Date), 6.04, 6.06, 6.07 or 6.09 or in any defined term used in any of the foregoing, in each case, the Borrower, in its sole discretion, may, at any time and from time to time, divide, classify or reclassify such transaction or item (or portion thereof) under one or more Baskets of each such Section (and/or applicable defined terms) and will only be required to include the amount and type of such transaction (or portion thereof) in any one applicable Basket thereof; provided that, upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence of any portion of any Indebtedness (such portion of Indebtedness, the “Subject Indebtedness”) incurred under Section 6.01 (other than Section 6.01(a) with respect to the Initial Term Loans incurred on the Closing Date) or, with respect to any Incremental Facility, Incremental Term Loan or Incremental Equivalent Debt, incurred under the Non-Ratio Based Incremental Amount, if any such Subject Indebtedness could have been incurred under the Ratio Based Incremental Amount under the Incremental Cap, such Subject Indebtedness shall, unless otherwise elected by the Borrower, automatically be reclassified as incurred under the Ratio Based Incremental Amount (as provided in clause (iii) of the proviso in the definition of “Incremental Cap”).

(ii) It is understood and agreed that (A) any Indebtedness (including any Incremental Facility, Incremental Term Loan or Incremental Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition, Affiliate transaction and any related transactions need not be permitted solely by reference to one category (or subcategory) or item (or sub-item) under Sections 2.22, 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, or in any applicable defined terms used in any of the foregoing, but may instead be permitted in part under any combination thereof within the applicable Section and/or applicable defined terms and of any other available Basket and (B) the Borrower (x) shall in its sole discretion determine under which Baskets (including sub-categories and sub-items) such Indebtedness (including any Incremental Facility, Incremental Term Loan or Incremental

Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition, Affiliate transaction and any related transactions (or, in each case, any portion thereof), as applicable, is permitted and (y) shall be permitted from time to time, in its sole discretion, to make any redetermination and/or to divide, re-divide, classify or reclassify under which Baskets (including sub-categories and sub-items) such Indebtedness (including any Incremental Facility, Incremental Term Loan or Incremental Equivalent Debt), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition, Affiliate transaction and any related transaction is permitted, including reclassifying any utilization of Fixed Baskets as incurred under any available Non-Fixed Baskets, in each case, within the applicable Section and/or applicable defined terms. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time. For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, Disposition, Investment, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Affiliate transaction or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Borrower at the time of such division, classification, re-division or re-classification, as applicable.

(g) With respect to Designated Revolving Commitments (to the extent loans funded under such Designated Revolving Commitments would constitute Indebtedness) (including Designated Revolving Commitments established as Incremental Equivalent Debt) (i) except for purposes of determining the Net Proceeds Percentage and determining actual compliance with Section 6.13(a), such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on the date of the establishment thereof and will be deemed outstanding for purposes of calculating the Senior Debt to Total Assets Ratio, the Total Debt to Total Assets Ratio and the availability of any baskets hereunder and (ii) commencing on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof), and so long as such incurrence is permitted hereunder on such date of establishment, such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any basket or financial ratio or test under this Agreement.

(h) Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Initial Term Lender severally, and not jointly, agrees to make an Initial Term Loan to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Term Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment or Incremental Facility Amendment.

(c) Subject to and upon the terms and conditions set forth in the First Amendment, each 2019 Replacement Term Lender severally, and not jointly, agrees to make a 2019 Replacement Term Loan to the Borrower on the First Amendment Effective Date in Dollars in a principal amount not to exceed its 2019 Replacement Term Loan Commitment. Subject to and upon the terms and conditions set forth in the First Amendment, each 2019 Incremental Term Lender severally, and not jointly, agrees to make a 2019 Incremental Term Loan to the Borrower on the First Amendment Effective Date in Dollars in a principal amount not to exceed its 2019 Incremental Term Loan Commitment. Amounts paid or prepaid in respect of the 2019 Incremental Term Loans and 2019 Replacement Term Loans may not be reborrowed. For the avoidance of doubt, the 2019 Replacement Term Loans and 2019 Incremental Term Loans shall constitute, and shall be treated as, a single Class of “2019 New Term Loans” and “Term Loans” under the Loan Documents.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any U.S. federal withholding tax with respect to such LIBO Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such LIBO Rate Borrowing shall comprise an aggregate principal amount that is an integral multiple of $50,000 and not less than $250,000. Each ABR Borrowing when made shall be in a minimum principal amount of $50,000 and in an integral multiple of $50,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03. Requests for Borrowings. Each Term Loan Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent ( provided that notices in respect of Term Loan Borrowings to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each such notice must be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 1:00 p.m. three Business Days prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Loans (or one Business Day in the case of any Borrowing of LIBO Rate Loans to be made on the Closing Date) and (ii) 1:00 p.m. on the requested date of any Borrowing of ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of the relevant Borrowing (or such later time as is reasonably acceptable to the Administrative Agent), conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 noon three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to the appropriate Lenders.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the relevant requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any LIBO Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04. [Reserved].

Section 2.05. [Reserved].

Section 2.06. [Reserved].

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of LIBO Rate Loans, and (ii) 2:00 p.m., in the case of ABR Loans (or, in the case of ABR Loans requested after 11:00 a.m. but before 1:00 p.m. on the date of the applicable Borrowing, 4:00 p.m.), in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower.

(b) Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08. Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall deliver an Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, of the applicable election to the Administrative Agent; provided that, in each case under this Section 2.08(b), such Interest Election Request must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 1:00 p.m. three Business Days prior to the requested day of any Borrowing, conversion or continuation of LIBO Rate Loans (or one Business Day in the case of any Borrowing of or conversion to LIBO Rate Loans in Dollars to be made on the Closing Date) and (ii) 1:00 p.m. on the requested date of any Borrowing of ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of the relevant Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 noon three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to the appropriate Lenders.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09. Termination of Commitments. Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date ~~and~~, (ii) the 2019 Replacement Term Loan Commitments on the First Amendment Effective Date shall automatically terminate upon the making of the 2019 Replacement Term Loans on the First Amendment Effective Date, (iii) the 2019 Incremental Term Loan Commitments on the First Amendment Effective Date shall automatically terminate upon the making of the 2019 Incremental Term Loans on the First Amendment Effective Date and (iv) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment or Incremental Facility Amendment, the undrawn amount thereof shall automatically terminate.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) (i) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the ~~Initial~~2019 New Term Loans to the Administrative Agent for the account of each Term Lender (x) commencing ~~September  30~~December 31, 2019, on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the ~~Initial~~2019 New Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and repurchases in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such ~~Initial~~2019 New Term Loans pursuant to Section 2.22(a)), and (y) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the ~~Initial~~2019 New Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or repurchases in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans of such Class pursuant to Section 2.22(a)).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register in accordance with Section 9.05(b)(iv), and shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(e) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

Section 2.11. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(ii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Borrower in its sole discretion) in whole or in part without premium or penalty (but subject (A) in the case of Borrowings of ~~Initial~~2019 New Term Loans only, to Section 2.12(c) and (B) if applicable, to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a) (x) in the case of any prepayment of a LIBO Rate Borrowing, not later than 2:00 p.m. three Business Days before the date of prepayment or (y) in the case of any prepayment of an ABR Borrowing, not later than 1:00 p.m. on the day of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof or each relevant Class to be prepaid; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified in the applicable prepayment notice and consistent with the requirements hereof, and each prepayment of Term Loans of such Class or Classes made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of $15,000,000 in any Fiscal Year, the Borrower shall apply an amount equal to 100% (such percentage, as it may be reduced as described below, the “Net Proceeds Percentage”) of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such threshold (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Term Loans then subject to prepayment requirements (the “Subject Loans”) in accordance with clause (vi) below; provided that (A) so long as the Borrower does not notify the Administrative Agent in writing prior to the date any such prepayment is required to be made that it does not intend to (I) reinvest (including to make capital expenditures) the Subject Proceeds in the business (other than Cash or Cash Equivalents) (including, without limitation, investments in CRE Finance Assets and Real Estate Investments) of the Borrower or any of its Restricted Subsidiaries, then, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 18 months following receipt thereof, or (y) the Borrower or any of its Restricted Subsidiaries has committed to so reinvest the Subject Proceeds during such 18 month period and the Subject Proceeds are so reinvested within 180 days after the expiration of such 18 month period (it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Subject Loans with the amount of Subject Proceeds not so reinvested as set forth above in this clause (I)) (provided that, with respect to this clause (I), at the Borrower’s election by written notice to the Administrative Agent, expenditures and investments occurring prior to receipt of the relevant Subject Proceeds (and not otherwise applied in respect of any other prepayment required by this clause (ii)), but after the definitive agreement governing the transaction from which such Subject Proceeds were generated was entered into, may be deemed to have been reinvested after receipt of such Subject Proceeds) or (II) apply the Subject Proceeds to prepay amounts outstanding under any (x) Asset Financing Facility secured directly or indirectly by CRE Finance Assets or any (y) CRE Financing, then, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent the Subject Proceeds are so applied within 18 months following receipt thereof (it being understood that if the Subject Proceeds have not been so applied prior to the expiration of the applicable period, the Borrower shall promptly prepay the Subject Loans with the amount of Subject Proceeds not so applied to repay such amounts as set forth above in this clause (II)) and (B) if, at the time that any such prepayment would be required hereunder, the Borrower or any of its Restricted Subsidiaries is required to Prepay any other Indebtedness that is secured on a pari passu basis with the Obligations by the documentation governing such other Indebtedness (such other Indebtedness, “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the Prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof, and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness Prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans to the extent required in accordance with the terms of this Section 2.11(b)(ii). Notwithstanding the foregoing, (x) the Net Proceeds Percentage shall be 50.0% if the Senior Debt to Total Assets Ratio for the Test Period most recently ended prior to the date of such required prepayment is less than or equal to 70.0% and greater than 64.5% (with the Net Proceeds Percentage being calculated after giving pro forma effect to such prepayment at a rate of 100.0%), (y) the Net Proceeds Percentage shall be 25.0% if the Senior Debt to Total Assets Ratio for the Test Period most recently ended prior to the date of such required prepayment is less than or equal to 64.5% and greater than 60.0% (with the Net Proceeds Percentage being calculated after giving pro forma effect to such prepayment at a rate of 50.0%) and (z) the Net Proceeds Percentage shall be 0.0% if the Senior Debt to Total Assets Ratio for the Test Period most recently ended prior to the date of such required prepayment is less than or equal to 60.0% (with the Net Proceeds Percentage being calculated after giving pro forma effect to such prepayment at a rate of 25.0%).

(iii) In the event that the Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness (including Replacement Notes) incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 6.01(p), (B) Incremental Term Loans incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 2.22, (C) Replacement Term Loans incurred to refinance all or any portion of any Class of Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred to refinance all or a portion of any Class of Term Loans in accordance with the requirements of Section 6.01(z), in each case to the extent required by the terms hereof or thereof to prepay or offer to prepay such Indebtedness), the Borrower shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt thereof of such Net Proceeds by the Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Class or Classes of Term Loans in accordance with clause (vi) below.

(iv) Notwithstanding anything in this Section 2.11(b) to the contrary:

(A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) above to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Borrower of any such amount would be prohibited or delayed under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal, civil or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (it being agreed that, solely within 365 days following the event giving rise to the relevant Subject Proceeds, the Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation) (it being understood that if the repatriation of the relevant Subject Proceeds is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal, civil or criminal liability for the Persons described above, in either case, an amount equal to such Subject Proceeds will be promptly applied (net of additional Taxes that would be payable or reserved against as a result of repatriating such amounts) to the repayment of the applicable Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv))),

(B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) to the extent that the relevant Subject Proceeds are received by any joint venture, in each case, solely with respect to any joint venture that is a Restricted Subsidiary, for so long as the distribution to the Borrower of such Subject Proceeds would be prohibited under the Organizational Documents governing such joint venture by any provision not entered into in contemplation of the Closing Date or of receipt of such Subject Proceeds; it being understood that if the relevant prohibition ceases to exist, the relevant joint venture that is a Restricted Subsidiary will promptly distribute the relevant Subject Proceeds, and the distributed Subject Proceeds will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the applicable Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), and

(C) to the extent that the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary, if the Borrower determines in good faith that the repatriation (or other intercompany distribution) to the Borrower, directly or indirectly, from a Foreign Subsidiary as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.11(b)(ii) above would result in a material adverse Tax liability (taking into account any withholding Tax) (the amount attributable to such Foreign Subsidiary, a “Restricted Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to Section 2.11(b)(ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of the relevant Subject Proceeds, directly or indirectly, from the relevant Foreign Subsidiary would no longer have a material adverse tax consequence within the 365 day period following the event giving rise to the relevant Subject Proceeds, an amount equal to the Subject Proceeds to the extent available, and not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the applicable Term Loans pursuant to Section 2.11(b) as otherwise required above;

(v) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower; provided that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Notes) incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (x) Incremental Term Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c), and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(z). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s pro rata share of the total amount of such mandatory prepayment of Term Loans.

(vi) Except as otherwise contemplated by this Agreement or provided in, or intended with respect to, any Refinancing Amendment, any Incremental Facility Amendment or any Extension Amendment or the definitive documentation governing any Replacement Notes (provided, that such Refinancing Amendment, Incremental Facility Amendment or Extension Amendment may not provide that the applicable Class of Term Loans receive a greater than pro rata portion of mandatory prepayments of Term Loans pursuant to this Section 2.11(b) than would otherwise be permitted by this Agreement), in each case effectuated or issued in a manner consistent with this Agreement, each mandatory prepayment of applicable Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class and Type of Term Loans then outstanding which is pari passu with the ~~Initial~~2019 New Term Loans in right of payment and with respect to security (provided that any prepayment of applicable Term Loans with the Net Proceeds of any Refinancing Indebtedness, Incremental Facility or Replacement Term Loans shall be applied to the applicable Class and Type of Term Loans being refinanced or replaced). With respect to each relevant Class and Type of Term Loans, all accepted prepayments under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of such Term Loans in direct order of maturity provided that such prepayments may not be directed to a later maturing Class of Term Loans without at least a pro rata repayment of any earlier maturing Classes of Term Loans), and each such prepayment shall be paid to the applicable Term Lenders in accordance with their respective Applicable Percentage of the applicable Class.

(vii) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13, (B) subject to Section 2.16 and (C) in the case of prepayments of ~~Initial~~2019 New Term Loans under clause (iii) above that constitute a Repricing Transaction, subject to Section 2.12(c), but shall otherwise be without premium or penalty.

Section 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee separately agreed in writing between the Borrower and JPMCB.

(b) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances except, as to the annual administration fee payable to the Administrative Agent, as otherwise provided in the written agreement referred to in clause (a) above. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(c) In the event that, on or prior to the date that is six months after the ~~Closing~~First Amendment Effective Date, the Borrower (i) prepays, repays, refinances, substitutes or replaces any ~~Initial~~2019 New Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction), or (ii) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable ~~Initial~~ Term Lenders, (A) in the case of clause (i), a premium of 1.00% of the aggregate principal amount of the ~~Initial~~2019 New Term Loans so prepaid, repaid, refinanced, substituted or replaced and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the ~~Initial~~2019 New Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the ~~Closing~~First Amendment Effective Date, all or any portion of the ~~Initial~~2019 New Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) in connection with such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment that constitutes, and which actually and directly results in, a Repricing Transaction, such prepayment, repayment, refinancing, substitution or replacement will be made at 101.00% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(d) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13. Interest.

(a) The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Term Loans comprising each LIBO Rate Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if any principal of or interest on any Term Loan or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Loan, 2.00% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to Term Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue pursuant to this Section 2.13(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(d) Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and on the Maturity Date applicable to such Loan; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(i) the Administrative Agent reasonably determines that adequate and reasonable means do not exist for ascertaining the Published LIBO Rate or the LIBO Rate, as applicable (including because the Published LIBO Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Required Lenders reasonably determine (and have so advised the Administrative Agent) that the Published LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of LIBO Rate Loans shall be ineffective and (B) if any Borrowing Request requests a Borrowing of LIBO Rate Loans, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Published LIBO Rate has made a public statement that the administrator of the Published LIBO Rate is insolvent (and there is no successor administrator that will continue publication of the Published LIBO Rate), (x) the administrator of the Published LIBO Rate has made a public statement identifying a specific date after which the Published LIBO Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Published LIBO Rate), (y) the supervisor for the administrator of the Published LIBO Rate has made a public statement identifying a specific date after which the Published LIBO Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Published LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Published LIBO Rate may no longer be used for determining interest rates for loans, in each case, then (I) the Administrative Agent and the Borrower shall establish an alternate rate of interest to the LIBO Rate based on then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time as a comparable successor to the LIBO Rate, and shall enter into an amendment to this Agreement pursuant to this clause (I) to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate) or (II) if no such prevailing market convention for a comparable successor to the LIBO Rate exists at such time, the Administrative Agent and the Borrower shall determine a reasonable acceptable successor or alternative index rate (which rate shall be administratively feasible for the Administrative Agent), and shall enter into an amendment to this Agreement pursuant to this clause (II) to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate) (provided that, notwithstanding anything to the contrary in Section 9.02, such amendment pursuant to clause (I) or (II) above shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment); provided that, in each case, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clauses (ii)(w), (x) or (y) of the first sentence of this Section 2.14(b), only to the extent the Published LIBO Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of LIBO Rate Loans shall be ineffective and (y) if any Borrowing Request requests a Borrowing of LIBO Rate Loans, such Borrowing shall be made as an ABR Borrowing.

(c) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have determined that broadly syndicated loans in the United States arranged by the Administrative Agent or its affiliates and currently being executed are being executed or amended (as applicable), with the Administrative Agent as the administrative agent, to incorporate or adopt a new benchmark interest rate to replace LIBOR, then the Administrative Agent and the Borrower may enter into an amendment to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) and to make such other related changes to this Agreement as may be applicable (which rate shall be administratively feasible for the Administrative Agent), giving due consideration to any evolving or the then prevailing market convention for determining a rate of interest for such syndicated loans in the United States at such time as a comparable successor to the LIBO Rate (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but only to the extent the Published LIBO Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of LIBO Rate Loans shall be ineffective and (y) if any Borrowing Request requests a Borrowing of LIBO Rate Loans, such Borrowing shall be made as an ABR Borrowing.

Section 2.15. Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate);

(ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17 and (B) Excluded Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or LIBO Rate Loans made by any Lender;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect of any LIBO Rate Loan in an amount deemed by such Lender to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s policies of general applicability and the policies of general applicability of such Lender’s holding company with respect to capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Any Lender requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the

Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any LIBO Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense actually incurred by such Lender that is attributable to such event (other than loss of profit). In the case of a LIBO Rate Loan, the loss, cost or expense of any Lender (other than loss of profit) shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred at the LIBO Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17. Taxes.

(a) All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax in respect of any such payment, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, without duplication of other amounts payable by the Borrower under Section 2.17, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted, provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will, at the request of the Borrower, use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which, if obtained, shall be repaid to the Borrower to the extent provided in Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability.

(d) [Reserved].

(e) As soon as practicable after any payment of any Taxes pursuant to this Section 2.17 by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued, if any, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing,

(A) each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms, as applicable), establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) two executed original copies of IRS Form W-8ECI (or any successor forms);

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed original copies of a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms, as applicable); or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed original copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2, Exhibit N-3 or Exhibit N-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-3 on behalf of each such direct or indirect partner(s);

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect (including any specific documentation required above in this Section 2.17(f)), it shall deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund (whether received in cash or applied as a credit against any cash taxes of the same type payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to Borrower whichever of the following is applicable: (i) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 2.17(i), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject, if applicable, in all respects to the provisions of any Acceptable Intercreditor Agreements, all proceeds of Collateral received by the Administrative Agent while an Event of Default is continuing and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) from the Borrower constituting Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations, and fourth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with Loans of such Class, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of subclause (c) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.18(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender,” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding Loans or Commitments of such Class or lesser group representing more than 50% of the sum of the total Loans and unused Commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative

Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register, any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(c), the Borrower shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(c).

Section 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Published LIBO Rate, or to determine or charge interest rates based upon the Published LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans or to convert ABR Loans to LIBO Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Published LIBO Rate component of the Alternate Base Rate, the interest rate on ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower shall, upon demand from the relevant Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s LIBO Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Published LIBO Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Published LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Published LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Published LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) The Commitments of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan was made or created, as applicable, at a time when the conditions to such Lender’s obligations to fund such Loan were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender pursuant to this Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22. Incremental Facilities.

(a) The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans

(any such new Class or increase, an “Incremental Facility” and any loans made pursuant to an Incremental Facility, “Incremental Term Loans”) in an aggregate principal amount for all such Incremental Term Loans incurred after the First Amendment Effective Date not to exceed the Incremental Cap; provided that:

(i) no Incremental Commitment in respect of any Incremental Facility may be in an amount that is less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree);

(ii) except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility);

(iii) no Incremental Facility or Incremental Term Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Term Loan;

(iv) except as otherwise permitted herein (including with respect to margin, pricing, maturity and fees), the terms of any Incremental Facility, if not consistent with those applicable to any then-existing Term Loans (as reasonably determined by the Borrower and the Administrative Agent), must either, at the option of the Borrower, (x) not be materially more restrictive to the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith) than (when taken as a whole) those contained in the Loan Documents (other than any terms which are applicable only after the then-existing Latest Maturity Date), (y) be conformed (or added) to the Loan Documents for the benefit of the existing Term Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Term Loans pursuant to the applicable Incremental Facility Amendment, it being understood that, without limitation, any amendment or modification to the Loan Documents that solely adds one or more terms for the benefit of the existing Term Lenders shall not require the consent of any such existing Term Lender so long as the form (but not the substance) of the applicable agreement effecting such amendment or modification is reasonably satisfactory to the Administrative Agent) or (z) reflect then current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith);

(v) the interest rate, fees, discount and yield applicable to any Incremental Facility shall be determined by the Borrower and the lender or lenders providing such Incremental Facility; provided that, with respect to any Incremental Term Loans incurred ~~within~~on any date after the First Amendment Effective Date that is on or prior to the day that is six months after the ~~Closing~~First Amendment Effective Date in an aggregate principal amount in excess of the greater of (x) $105,000,000 and (y) 0.75% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis (the “MFN Threshold”) under any Incremental Facility that (A) consists of syndicated floating rate Dollar-denominated Term Loans that are pari passu with the ~~Initial~~2019 New Term Loans in right of payment and with respect to security, (B) is originally incurred in reliance on the Ratio Based Incremental Amount (but not any reclassification thereunder), (C) is scheduled to mature prior to the date that is one year after the Initial Term Loan Maturity Date and (D) is not incurred or established in connection with a Permitted Acquisition or any other Investment permitted hereby (the foregoing sub-clauses (A) through (D), the “MFN Conditions”), the Effective Yield applicable thereto may not be more than

0.75% higher than the Effective Yield applicable to ~~the Initial~~any 2019 New Term Loans unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or LIBO Rate floor) with respect to the ~~Initial~~applicable 2019 New Term Loans is adjusted to be equal to the Effective Yield with respect to such Incremental Facility, minus 0.75% (this clause (v), the “MFN Protection”); provided, further, that any increase in Effective Yield to any ~~Initial~~2019 New Term Loan due to the application or imposition of an Alternate Base Rate floor or LIBO Rate floor on any Incremental Term Loan may be effected, at the option of the Borrower, through an increase in (or implementation of, as applicable) any Alternate Base Rate floor or LIBO Rate floor applicable to such ~~Initial~~2019 New Term Loan;

(vi) subject to the Permitted Earlier Maturity Indebtedness Exception, the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Initial Term Loan Maturity Date;

(vii) subject to the Permitted Earlier Maturity Indebtedness Exception or as expressly provided in clause (xiv) below, the Weighted Average Life to Maturity of any Incremental Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the ~~Initial~~2019 New Term Loans on the date of incurrence of such Incremental Facility;

(viii) subject to clauses (vi) and (vii) above, any Incremental Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Facility;

(ix) subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility;

(x) (A) any Incremental Facility (x) shall rank pari passu in right of payment with any then-existing Class of Term Loans and (y) may rank pari passu with or junior to any then-existing Class of Term Loans, as applicable, in right of security or may be unsecured (and to the extent the relevant Incremental Facility is secured by the Collateral, it shall be subject to an Acceptable Intercreditor Agreement) and (B) no Incremental Facility may be (x) guaranteed by any Restricted Subsidiary which is not a Loan Party or (y) secured by any assets of the Borrower or any Restricted Subsidiary other than the Collateral;

(xi) any Incremental Facility may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a) on a pro rata basis, greater than pro rata basis or less than a pro rata basis with the then-existing Term Loans and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b) on a pro rata basis (to the extent such Incremental Facility is secured on a pari passu basis with the ~~Initial~~2019 New Term Loans), greater than pro rata basis with respect to prepayments of any such Incremental Facility with the proceeds of any Replacement Term Loans or Refinancing Indebtedness (including Replacement Notes) or less than a pro rata basis with the then-existing Term Loans, in each case, to the extent provided in such Sections;

(xii) notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, (A) no Event of Default (or, if the proceeds of any Incremental Facility are incurred in connection with a Limited Condition Transaction, no Event of Default under Section 7.01(a), (f) or (g)) shall have occurred and be continuing on such date and (B) the Specified Representations shall be true and correct in all material respects on and as of the date of the initial borrowing or establishment of such Incremental Facility; provided that (I) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be, (II) if any Specified Representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, such Specified Representation shall be true and correct in all respects and (III) Section 3.14 shall not apply to Collateral that is not required to be created or perfected on or prior to the date of initial funding of such Incremental Facility; provided, further, that with respect to any Limited Condition Transaction, except as set forth above, any other conditions may be satisfied on the LCT Test Date;

(xiii) the proceeds of any Incremental Facility may be used for working capital and/or purchase price adjustments and other general corporate purposes (including capital expenditures, acquisitions, Investments, Restricted Payments and Restricted Debt Payments and related fees and expenses) and any other use not prohibited by this Agreement; and

(xiv) on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Section 2.08 or 2.13 above, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiv) may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding LIBO Rate Loans of the relevant Class and which end on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Additional Lender”); provided that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided, further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment.

(c) Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to the effectiveness of any Incremental Facility or, subject to Section 1.10, the making of any Incremental Term Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Additional Lender, an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and the applicable Lenders shall be entitled to receive all fees required to be paid to them in respect of such Incremental Facility or Incremental Term Loans, (iv) the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Term Loans were subject to Section 2.03 (provided that such Borrowing Request need not include any bring down of any representation or warranty, include any representation as to the occurrence of any default or Event of Default or other item not consistent with this Section 2.22) and (v) the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Responsible Officer thereof;

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Term Loans, and

(B) to the extent applicable, certifying that the conditions set forth in subclauses (A) and (B) of clause (a)(xii) above has been satisfied.

(e) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 and such technical, mechanical and conforming amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22.

(f) This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23. Extensions of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis within such Class (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension,” and each group of Loans or Commitments, as applicable, in each case as so extended, and the original Loans and the original Commitments (in each case not so extended), being a “Class”; it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted, so long as the following terms are satisfied:

(i) [Reserved];

(ii) except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Term Loans (as defined below) that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Term Loans pursuant to the applicable Extension Amendment) and (C) any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Term Loans subject to the relevant Extension Offer;

(iii) the final maturity date of any Extended Term Loans may be no earlier than the Class of Term Loans from which they were converted;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans from which they were converted;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Borrower and the Lenders providing such Extended Term Loans;

(vi) any Extended Term Loans may participate (A) in any voluntary prepayments of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayments of Term Loans as set forth in Section 2.11(b)(vi), in each case, to the extent provided in such Sections;

(vii) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000;

(ix) any applicable Minimum Extension Condition must be satisfied or waived by the Borrower; and

(x) any documentation in respect of any Extension shall be consistent with the foregoing.

(b) (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this

Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Closing Date, the Borrower hereby represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. The Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than clause (a)(i) and clause (b) with respect to the Loan Parties) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance of each Loan Document are within each applicable Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements or (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) The financial statements (i) of the Borrower for its fiscal year ended December 31, 2018 filed with the SEC prior to the Closing Date and (ii) after the Closing Date, most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments and (z) except as may be necessary to reflect any differing entities and organizational structure prior to giving effect to the Transactions.

(b) Since December 31, 2018, there has been no Material Adverse Effect.

Section 3.05. Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by any Loan Party.

(b) The Borrower and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests as tenants in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes, (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect or (iii) Permitted Liens.

(c) The Borrower and its Restricted Subsidiaries own or otherwise have a license or right to use all Intellectual Property rights (“IP Rights”) used or held for use to conduct their respective businesses as presently conducted without, to the knowledge of any Responsible Officer of the Borrower, any infringement, dilution, violation or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement, dilution, violation or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Borrower nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any basis for any Environmental Liability or Environmental Claim of the Borrower or any of its Restricted Subsidiaries and (ii) neither the Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.

(c) In the five-year period prior to the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned or leased real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.

Section 3.08. Investment Company Status. No Loan Party is an “investment company” under the Investment Company Act of 1940.

Section 3.09. Taxes. The Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a) As of the Closing Date, all written information (other than the Projections, financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning the Borrower and its subsidiaries that was included in the Information Memorandum (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency. As of the Closing Date and after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.

Section 3.13. Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of the Borrower and the ownership interest therein held by the Borrower or its applicable Subsidiary, and (b) the type of entity of the Borrower and each of its Subsidiaries.

Section 3.14. Security Interest in Collateral. Subject to any limitations and exceptions set forth in any Loan Documents, the Legal Reservations and the provisions of this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Loan Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary (other than Capital Stock and assets of Foreign Subsidiaries, if any, that are Guarantors), or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law not required to be obtained under the Loan Documents, (B) the enforcement of any security interest, or rights or remedies with respect to any Collateral that may be limited or restricted by, or require any consents, authorizations approvals or licenses under, any Requirement of Law or (C) on the Closing Date and until required pursuant to Section 5.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date.

Section 3.15. Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of any Responsible Officer of the Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.

Section 3.17. OFAC; PATRIOT ACT and FCPA.

(a) (i) None of the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of the Borrower, any director, officer or employee of any of the foregoing is a Sanctioned Person; and (ii) the Borrower will not directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person in violation of Sanctions.

(b) To the extent applicable, each Loan Party is in compliance (i) in all material respects with the USA PATRIOT Act, the Trading with the Enemy Act, as amended, each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and the UK Bribery Act of 2010 and any enabling legislation or executive order relating thereto and (ii) except as would not reasonably be expected to have a Material Adverse Effect, with all Sanctions.

(c) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of any Responsible Officer of the Borrower, any director, officer or employee of the Borrower or any Subsidiary, has taken any action, directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention in any material respect of the FCPA and any applicable anti-corruption Requirement of Law of any Governmental Authority. The Borrower will not directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA.

The representations and warranties set forth in Section 3.17 above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption, sanctions or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

ARTICLE 4

CONDITIONS

Section 4.01. Closing Date. The obligations of each Lender to make Loans on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party, to the extent party thereto, (i) a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) each applicable Intellectual Property Security Agreement, (D) the Loan Guaranty and (E) each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03 (and any such requirements may be waived or extended by the Administrative Agent).

(b) Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Lenders on the Closing Date, a customary written opinion of (i) Ropes & Gray LLP, in its capacity as counsel for the Loan Parties and (ii) Venable LLP, in its capacity as local Maryland counsel for the Loan Parties, each dated as of the Closing Date and addressed to the Administrative Agent and the Lenders on the Closing Date.

(c) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other similarly-titled Responsible Officer thereof, which shall (A) certify that (x) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party, as applicable, certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization of such Loan Party, as applicable, have not been amended (except as attached thereto) since the date reflected thereon, (y) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, as applicable, together with all amendments thereto as of the Closing Date and such by-laws or operating, management, partnership or similar agreement are in full force and effect and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member, manager or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party, as applicable, authorized to sign the Loan Documents to which such Loan Party, as applicable, is a party and (ii) a good standing (or equivalent) certificate for such Loan Party, as applicable, from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(d) Representations and Warranties. The representations and warranties of the Borrower set forth in Article 3 hereof and the representations and warranties of the applicable Loan Parties set forth in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, such representation shall be true and correct in all respects.

(e) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent and the Arrangers shall have received (i) all fees required to be paid by the Borrower on the Closing Date as separately agreed among the Borrower, the Administrative Agent and the applicable Arrangers and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree (including the reasonable fees and expenses of legal counsel required to be paid), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(f) Solvency. The Administrative Agent (or its counsel) shall have received a certificate in substantially the form of Exhibit O from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(g) Perfection Certificate. The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(h) Pledged Stock and Pledged Notes. The Administrative Agent (or its counsel) shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) each Material Debt Instrument (if any) endorsed (without recourse) in blank (or accompanied by a transfer form endorsed in blank) by the pledgor thereof.

(i) Filings Registrations and Recordings. Each document (including any UCC (or similar) financing statement) required by any Collateral Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, which, if applicable, shall be in proper form for filing, registration or recordation.

(j) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(k) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying satisfaction of the conditions precedent set forth in Section 4.01(d).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts and payment Obligations (other than (i) contingent indemnification obligations for which no claim or demand has been made and (ii) Secured Hedging Obligations under any Hedge Agreements as to which arrangements reasonably satisfactory to the applicable counterparty have been made) have been paid in full in Cash (such date, the “Termination Date”), the Borrower hereby covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2019 the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations (or income) and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations (or income), changes in equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to a qualification as to the scope of such audit or “going concern” qualification (except (A) as resulting from the impending maturity of any permitted Indebtedness or anticipated or actual breach of any financial covenant, (B) the upcoming maturity of any Indebtedness within one year of the date such opinion is deliver or (C) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) but may include a “going concern” explanatory paragraph or like statement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower for, and as of the end of, such Fiscal Year in conformity with GAAP (such report and opinion, a “Conforming Accounting Report”);

(c) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its subsidiaries pursuant to Sections 5.01(a) and (b), (i) a duly executed and completed Compliance Certificate, and (ii) (A) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying any change in the Subsidiaries of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d) [Reserved];

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining actual knowledge of any Default or Event of Default, a reasonably-detailed notice specifying the nature and period of existence of such event and what action the Borrower has taken, is taking and/or proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining actual knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower obtaining actual knowledge of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h) [Reserved].

(i) Information Regarding Collateral. Prompt (and, in any event, within 60 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization or (iii) in any Loan Party’s jurisdiction of organization, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j) Annual Collateral Verification. Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b), a Perfection Certificate Supplement (or confirmation that there have been no changes in such information since the Closing Date or the most recent Perfection Certificate Supplement provided);

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of all special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or any analogous Governmental Authority or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8);

(l) Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Restricted Subsidiaries; provided, however, that none of the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its subsidiaries or any of their respective borrowers, tenants or other occupants, joint venture partners, customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product, (d) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)) or (e) to the extent applicable, which the Borrower or any Restricted Subsidiary is not reasonably able to obtain with respect to any obligor under any CRE Finance Asset or tenant or other occupant under any Real Estate Investment; and

(m) promptly following any request therefor, solely to the extent actually required to comply with such laws at such time, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. 1010.230, in each case, solely to the extent actually required to comply with such rules and regulations at such time.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto at http://www.blackstonemortgagetrust.com; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at http://www.blackstonemortgagetrust.com and provide to the Administrative Agent by electronic mail electronic versions of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks/SyndTrak or another relevant website (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(k) above in respect of information filed by the Borrower with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (including in Form 10-Q Reports and Form 10-K reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations referred to in Section 5.01(a) and/or 5.01(b) may be satisfied by filing the Borrower’s Form 10-K or 10-Q, as applicable, with the SEC or any securities exchange, in each case, within the time periods specified in Sections 5.01(a) or 5.01(b), as applicable (and the public filing of such report with the SEC or such securities exchange shall constitute delivery thereof for purposes of Section 5.01(a) and 5.01(b), as applicable); provided that to the extent such statements are provided in lieu of the statements required to be provided under Section 5.01(b), such statements shall include, or be accompanied by, a Conforming Accounting Report.

Any financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall not be required to include acquisition accounting adjustments relating to any Permitted Acquisition, Investment or other transaction permitted under this Agreement, in each case, to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02. Existence. Except as otherwise permitted under Section 6.07, the Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits in the normal conduct of its business that are material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of the Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person.

Section 5.03. Payment of Taxes. The Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, timely pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers that the Borrower believes (in the good faith and judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, or with a Captive Insurance Subsidiary, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; provided that notwithstanding the foregoing, in no event will the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Each such policy of insurance (excluding, for the avoidance of doubt, any business interruption insurance policy) shall, (i) in the case of each general liability policy in favor of any Loan Party, name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy in favor of any Loan Party, to the extent available from the relevant insurance carrier, contain a lenders’ loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the lenders’ loss payee thereunder.

Section 5.06. Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties owned or leased by the Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect and copy its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants at the expense of the Borrower (provided that the Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06 and (b) except as expressly set forth in the proviso below during the continuance of an Event of Default under Section 7.01(a), (f) or (g), the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that when an Event of Default under Section 7.01(a), (f) or (g) exists and is continuing, the Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further, that notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of its borrowers, tenants or other occupants, joint venture partners, customers and/or suppliers, (B) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07. Maintenance of Book and Records. The Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08. Compliance with Laws. The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, OFAC, the USA PATRIOT Act and the FCPA), except to the extent the failure of the Borrower or the relevant Restricted Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided that the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with OFAC, the USA PATRIOT ACT and the FCPA are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction.

Section 5.09. Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by any Responsible Officer of the Borrower, written notice of (A) any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) any Release required to be reported by the Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or other Governmental Authority that reasonably could be expected to have a Material Adverse Effect, (C) any request made to the Borrower or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect and (D) subject to the limitations set forth above in the proviso in Section 5.01(l), such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. Subject to the rights of tenants or other occupants of any Real Estate Investment and obligors of any CRE Finance Asset, the Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any known Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Restricted Subsidiaries in their individual capacities and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or re-designate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after any such re-designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Unrestricted Subsidiary), (ii) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary) or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries (unless the Borrower or such Restricted Subsidiary is permitted to incur such Indebtedness or Liens in favor of such Unrestricted Subsidiary pursuant to Sections 6.01 and 6.02) and (iii) subject to clause (ii) above, any subsidiary of an Unrestricted Subsidiary will be deemed to be an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Subsidiary, as applicable; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.

Section 5.11. Use of Proceeds. The Borrower shall use the proceeds of (a) the Initial Term Loans to finance working capital needs and other general corporate purposes of the Borrower and for any other purpose not prohibited by the terms of the Loan Documents, including the payment of Transaction Costs~~.~~, (b) 2019 Replacement Term Loans to prepay in full the outstanding principal amount of all Initial Term Loans on the First Amendment Effective Date and (c) the 2019 Incremental Term Loans to finance working capital needs and other general corporate purposes of the Borrower and for any other purpose not prohibited by the terms of the Loan Document (including, without limitation, the repayment of any Asset Financing Facility or CRE Financing and/or the payment of fees and expenses in connection with the First Amendment Transactions (as defined in the First Amendment)).

Section 5.12. Covenant to Guarantee Obligations and Give Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is not an Excluded Subsidiary, including as a result of a Division, (ii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Excluded Subsidiary (including pursuant to the last sentence of the definition of “Guarantor”) or (iii) the designation of a Discretionary Guarantor, (x) if the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as Restricted Subsidiary or the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as Restricted Subsidiary or the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) or Discretionary Guarantor to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary or Discretionary Guarantor, addressed to the Administrative Agent and the other relevant Secured Parties.

(b) Within 120 days after the acquisition by any Loan Party of any Material Real Estate Asset other than any Excluded Asset (or such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement” (it being understood and agreed that, with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the last day of the time period within which such Restricted Subsidiary becomes a Loan Party under Section 5.12(a)).

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Administrative Agent may grant extensions of time (at any time, including after the expiration of any relevant period, which will be retroactive) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents,

(iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements (other than control of pledged Capital Stock and/or Material Debt Instruments, in each case to the extent otherwise constituting Collateral),

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v) no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any security interest in any asset located outside of the U.S., (B) execute any foreign law security agreement, pledge agreement, mortgage, deed or charge or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule;

(vi) in no event will the Collateral include any Excluded Asset,

(vii) no action shall be required to perfect any Lien with respect to (1) any vehicle or other asset subject to a certificate of title, (2) letter-of-credit rights, (3) the Capital Stock of any Immaterial Subsidiary and/or (4) the Capital Stock of any Person that is not a Subsidiary, which Person, if a Subsidiary, would constitute an Immaterial Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the UCC,

(viii) any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to ensure that any representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document, and

(ix) any time periods to comply with the foregoing Section 5.12(a) shall not apply to Discretionary Guarantors;

provided that clauses (iii), (v) and (vi) shall not apply to the Capital Stock or assets of a Foreign Discretionary Guarantor that becomes a Guarantor pursuant to the last sentence of the definition of “Guarantor.”

Section 5.13. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain public corporate credit facility and public corporate family ratings from each of S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 5.14. Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a) Subject to the rights of tenants or other occupants of any Real Estate Investment and obligors of any CRE Finance Asset (in each case, to the extent such rights were not created in contemplation of the requirements of this Section 5.14(a)), the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) The Borrower will, and will cause each other Loan Party to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Obligations (including any Additional Term Loans);

(b) Indebtedness of the Borrower to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Borrower and/or any other Restricted Subsidiary; provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Restricted Subsidiary that is a Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.06; provided, further, that any Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent (including pursuant to an Intercompany Note);

(c) [reserved];

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date and not in contemplation thereof or any other purchase of assets or Capital Stock, and Indebtedness arising from guarantees, letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Borrower and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including incentive, supplier finance or similar programs;

(g) (i) guarantees by the Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods, services, CRE Finance Assets or Real Estate Investments or progress payments in connection with such assets, goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) guarantees by the Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i) Indebtedness of the Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and, to the extent in excess of $6,000,000 described on Schedule 6.01;

(j) [reserved];

(k) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Borrower and/or any Restricted Subsidiary with respect to Finance Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $50,000,000 and 0.36% of Consolidated Total Assets as of the last day of the most recently ended Test Period;

(n) Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition or any other similar investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation of such acquisition or investment or such Person becoming a Restricted Subsidiary and (ii) the Borrower is in compliance with Section 6.13(a) calculated on a Pro Forma Basis;

(o) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to any stockholder of the Borrower or any current or former director, officer, employee, member of management, manager or consultant of the Borrower or any Subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of the Borrower permitted by Section 6.04(a);

(p) Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (m), (n), (r), (u), (y), and (z) of this Section 6.01 (“Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and the related refinancing transaction, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (x) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (y) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02),

(ii) other than in the case of Refinancing Indebtedness with respect to clauses (i), (m), (n), (r), (u) and/or (y) (and other than customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (ii)), such Indebtedness has (A) subject to the Permitted Earlier Maturity Indebtedness Exception, a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Initial Term Loan Maturity Date and (y) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) subject to the Permitted Earlier Maturity Indebtedness Exception and other than with respect to revolving Indebtedness, such Indebtedness (x) has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced (without giving effect to any Prepayments thereof) or (y) a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the outstanding ~~Initial~~2019 New Term Loans at such time,

(iii) [reserved],

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (m), (r), (u) and (z) (solely as it relates to the Base Incremental Amount) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause,

(v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01 incurred as Replacement Term Loans, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and, to the extent the Liens securing such Indebtedness were contractually subordinated at time of such refinancing to the Liens on the Collateral securing the ~~Initial~~2019 New Term Loans, the Liens securing such Indebtedness either constitute Permitted Liens (other than pursuant to Section 6.02(k)) or are subordinated to the Liens on the Collateral securing the ~~Initial~~2019 New Term Loans on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole, or set forth in, or otherwise subject to, an Acceptable Intercreditor Agreement, (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01, (C) if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, (x) such Indebtedness is contractually subordinated to the Obligations in right of payment, or (y) if not contractually subordinated to the Obligations in right of payment, the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i), and

(vi) in the case of Replacement Notes, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Indebtedness that is secured by Liens on the Collateral shall be subject to any applicable Acceptable Intercreditor Agreements, (B) such Indebtedness is not secured by any assets other than the Collateral and shall not be incurred or Guaranteed by any Person other than one or more Loan Parties, (C) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement, and (D) if such Replacement Notes are incurred to refinance Indebtedness outstanding under the Loan Documents, then, except as otherwise set forth above in this Section 6.01(p), the other terms and conditions of such Replacement Notes, if not substantially identical to those applicable to the Indebtedness being refinanced (as determined by the Borrower in good faith), must either, at the option of the Borrower, (x) not be materially more restrictive to the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith) than (when taken as a whole) those contained in the Indebtedness being refinanced (other than any terms which are applicable only after the then-existing Latest Maturity Date with respect to such Indebtedness), (y) be conformed (or added) to the Loan Documents for the benefit of the applicable Term Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Term Loans pursuant to the applicable Incremental Facility Amendment, it being understood that, without limitation, any amendment or modification to the Loan Documents that solely adds one or more terms for the benefit of the existing Term Lenders shall not require the consent of any such existing Term Lender so long as the form (but not the substance) of the applicable agreement effecting such amendment or modification is reasonably satisfactory to the Administrative Agent) or (z) reflect then current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith); it being understood and agreed that any such Indebtedness that is pari passu with the ~~Initial~~2019 New Term Loans hereunder in right of payment and secured by the Collateral on a pari passu basis with ~~respect to the Secured Obligations hereunder that are secured on a first lien basis~~the Liens on the Collateral securing the 2019 New Term Loans may participate (x) in any voluntary prepayments of Term Loans as set forth in Section 2.11(a)(i) and (y) in any mandatory prepayments of Term Loans as set forth in Section 2.11(b);

(q) [reserved];

(r) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 200% of the amount of Net Proceeds received by the Borrower from any cash contribution (made in Cash or converted into Cash) to the common equity of the Borrower and from the issuance and sale by the Borrower of its Qualified Capital Stock, in each case, (i) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Borrower or any of its Restricted Subsidiaries and (ii) other than the Available Excluded Contribution Amount, Cure Amounts and amounts otherwise applied under the Available Amount to incur a transaction (the amount of any Net Proceeds or contribution utilized to incur Indebtedness in reliance on this clause (r), a “Contribution Indebtedness Amount”);

(s) Indebtedness of the Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness of the Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of the Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u) Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the sum of (i) the greater of $185,000,000 and 1.325% of Consolidated Total Assets as of the last day of the most recently ended Test Period, plus (ii) at the election of the Borrower (and without duplication), any amount reallocated to this Section 6.01(u)(ii) from Section 6.04(a)(x) (provided that the Borrower may reallocate to Section 6.04(a)(x) any unutilized amounts under this 6.01(u)(ii) that were originally reallocated from Section 6.04(a)(x)));

(v) [reserved];

(w) [reserved];

(x) [reserved];

(y) [reserved];

(z) Incremental Equivalent Debt;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(bb) Indebtedness of any Restricted Subsidiary that is not a Loan Party under any Asset Financing Facility or CRE Financing (and any Guarantees and co-borrower obligations of the Borrower, any Restricted Subsidiary that is a Loan Party or any Restricted Subsidiary that is not a Loan Party, in each case, with respect to the foregoing), in each case, (i) to the extent that such Indebtedness and obligations are not secured by the assets of any Loan Party (other than Capital Stock held by such Loan Party that constitutes Capital Stock issued by any Person that is not a Loan Party and is an obligor, or provides credit support, with respect to such Indebtedness) and (ii) so long as the Borrower is in compliance with Section 6.13(a) calculated on a Pro Forma Basis;

(cc) [reserved];

(dd) [reserved];

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff) security deposits, diligence deposits, purchase price deposits, reserves, advance payments and similar monetary items (in each case, to the extent constituting Indebtedness of the Borrower or any Restricted Subsidiary), received in the ordinary course of business (as determined in good faith by the Borrower) from current or prospective borrowers under any CRE Finance Asset, tenants or other occupants, purchasers for the acquisition, refinancing or occupancy of, or Investment in, CRE Finance Assets and Real Estate Investments;

(gg) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of the Restricted Subsidiaries; and

(hh) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Restricted Subsidiary hereunder.

Section 6.02. Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes which (i) are not then due and payable, or (ii) are being contested in accordance with Section 5.03;

(c) statutory or common law Liens (and rights of set-off) of landlords, banks, brokers, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 90 days, (ii) for amounts that are overdue by more than 90 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Borrower and its Subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure Obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, conditions and other similar encumbrances and defects or irregularities in title, in each case, which, either (i) do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Restricted Subsidiaries, taken as a whole, or both the then-current and intended use of the affected property or (ii) solely with respect to Real Estate Investments, any applicable title company providing the Borrower or any Restricted Subsidiary, or the applicable provider of CRE Financing with respect thereto, with title insurance with respect thereto insures over (without including an exception therefor);

(f) Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sublease or license of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject or (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money deposits made by the Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.07;

(h) purported Liens evidenced by the filing of UCC financing statements relating solely to operating leases or consignment or bailee arrangements, and Liens arising from precautionary UCC financing statements or similar filings;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law (including, without limitation, notices of violation) or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to, and subject to the provisions (including with respect to priority and whether permitted to be secured) set forth in, Section 6.01(p) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.01(i), (m), (n), (y) and (z) (provided that, in the case of Indebtedness incurred pursuant to Section 6.01(z), such Liens extend only to Collateral) and (y) Indebtedness that is secured in reliance on Section 6.02(u) (without duplication of any amount outstanding thereunder)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced unless otherwise permitted by this Section 6.02 and (ii) if the Lien securing the Indebtedness being refinanced applied to Collateral and was subject to intercreditor arrangements, then any Lien as to such Collateral securing any refinancing Indebtedness in respect thereof shall be subject to (A) intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) an Acceptable Intercreditor Agreement;

(l) Liens existing, or required pursuant to commitments existing on the Closing Date and, to the extent any such Lien secures amounts in excess of $6,000,000, described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (C) Liens otherwise permitted by this Section 6.02, and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) [reserved];

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) (i) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant acquired Subsidiary at the time such Person becomes a Subsidiary and (ii) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon) or (y) was created in contemplation of the applicable acquisition or Investment or in contemplation of such Person becoming a Subsidiary;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 or 4-210 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction, (vii) Liens of the type described in the foregoing clauses (i), (ii), (iii), (iv) and (v) securing obligations under Sections 6.01(f), 6.01(s) and/or 6.01(ff) and (viii) Liens in favor of any servicer, depository or cash management bank, title company, custodian, bailee or other service provider in connection with the administration of any Asset Financing Facility or CRE Financing;

(q) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness, Refinancing Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties permitted under this Agreement (or co-borrower or guarantee obligations of any Loan Party with respect to Indebtedness and other obligations permitted under Section 6.01(bb) as to which any Restricted Subsidiary that is not a Loan Party is the primary obligor thereunder);

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Restricted Subsidiaries;

(s) Liens securing Indebtedness incurred in reliance on, and subject to the provisions, (including with respect to priority and whether permitted to be secured), set forth in, Section 6.01(z); provided, that any Lien that is granted in reliance on this clause (s) on the Collateral shall be subject to an Acceptable Intercreditor Agreement;

(t) Liens on assets securing Asset Financing Facilities and CRE Financings; provided that no such Lien extends to any additional assets other than (i) the CRE Finance Assets or Real Estate Investments, as applicable, financed by such Asset Financing Facility or CRE Financing, as applicable,(ii) any corresponding Financing Equity and (iii) other assets ancillary to such CRE Finance Asset or Real Estate Investments owned by the Financing SPE Subsidiary under such Asset Financing Facility or CRE Financing, as applicable;

(u) (i) Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $185,000,000 and 1.325% of Consolidated Total Assets as of the last day of the most recently ended Test Period and (ii) Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations not to exceed the amount under Section 6.04(a)(x) that is then reallocated to Section 6.01(u)(ii);

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) (i) leases, subleases, licenses, sublicense concessions or other occupancy agreements granted to others in the ordinary course of business (determined by the Borrower in good faith) which do not secure any Indebtedness, and (ii) restrictions and encumbrances to which the interest or title of the Borrower or any Restricted Subsidiary as lessor, sub-lessor, licensor or sub-licensor may be subject in connection therewith (including, without limitation, under any non-disturbance provisions);

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g) and (aa);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) licenses, sublicenses and cross-licenses involving any IP Rights in the ordinary course of business or on a non-exclusive basis;

(ee) (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons, (ii) rights of first refusal and tag, drag, forced sale, major decisions and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries, in each case, in the ordinary course of business (determined by the Borrower in good faith) and (iii) Liens on Capital Stock in joint ventures pursuant to the relevant joint venture agreement or arrangement;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) Liens on the Collateral (i) ranking pari passu in right of priority with the Liens on the Collateral securing the Term Loans to the extent the Senior Debt to Total Assets Ratio does not exceed 80.0% on a Pro Forma Basis and (ii) ranking junior in right of priority to the Liens on the Collateral securing the Term Loans to the extent the Total Debt to Total Assets Ratio does not exceed 82.0% on a Pro Forma Basis; provided that, in the case of each of clause (i) and (ii), such Liens shall be subject to any applicable Acceptable Intercreditor Agreement;

(ii) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(jj) Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12 with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof); and

(kk) Liens on Financing Equity or CRE Finance Assets securing funding obligations or commitments of the Borrower or any Financing SPE Subsidiary in respect of such CRE Finance Asset (including such Liens provided under any co-lender, intercreditor, participation or similar agreement).

Section 6.03. [Reserved].

Section 6.04. Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments consisting of dividends or other similar distributions on account of its Capital Stock declared by the Borrower in any Fiscal Quarter; provided that such dividends or similar distributions may be paid by the Borrower within 60 calendar days following the date that such dividend or other distribution is declared by the Borrower; provided, further, that, solely for purposes of this clause (i), the amount of such dividends or distributions declared in any Fiscal Quarter as to which Restricted Payments are made pursuant to this clause (i) shall not exceed the greater of (x) the amount necessary to enable the Borrower to maintain its REIT Status (provided that the Borrower may make such distributions in the form of cash or Cash Equivalents notwithstanding whether dividends in a form other than cash or Cash Equivalents would be sufficient to maintain the Borrower’s REIT Status) and (y) 100.0% of estimated Core Earnings of the Borrower and its Subsidiaries, determined in good faith by the Borrower on a run-rate basis as of the date of declaration of the relevant Restricted Payment, for the full fiscal quarter in which the applicable Restricted Payment is declared;

(ii) the Borrower may pay to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of the Borrower or any Subsidiary held by any present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of the Borrower or any Subsidiary (or of the Manager or any Affiliate thereof):

(A) with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of the Borrower or any Subsidiary held by any present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of the Borrower or any Subsidiary (or of the Manager or any Affiliate thereof)) in an amount not to exceed, in any Fiscal Year, the greater of $25,000,000 and 0.18% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis, which, if not used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;

(B) with the proceeds of any sale or issuance of, or any capital contribution in respect of, the Capital Stock of the Borrower (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Borrower or any Restricted Subsidiary (other than any such proceeds or contribution that forms part of any Available Excluded Contribution Amount, Cure Amount or outstanding Contribution Indebtedness Amount or to the extent such proceeds or contribution has increased the Available Amount and is applied to incur an applicable transaction under the Available Amount)); or

(C) with the net proceeds of any key-man life insurance policies;

(iii) the Borrower may make Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) and/or (B) the portion, if any, of the unutilized Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B);

(iv) the Borrower may make Restricted Payments consisting of Cash payments in lieu of the issuance of fractional shares in connection with the exercise, settlement, grant or vesting of warrants, options or other securities convertible into or exchangeable for, or otherwise based on, Capital Stock of the Borrower;

(v) the Borrower may repurchase Capital Stock upon the exercise, settlement, grant or vesting of warrants, options or other securities convertible into or exchangeable for, or otherwise based on, Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for, or otherwise based on, Capital Stock;

(vi) [reserved];

(vii) [reserved];

(viii) the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Borrower to the extent any such proceeds are contributed to the capital of the Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of any Refunding Capital Stock; provided that any amount applied to make a Restricted Payment pursuant to this clause (viii) shall not be applied or used as any Cure Amount or any Contribution Indebtedness Amount or to increase the Available Amount or the Available Excluded Contribution Amount;

(ix) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Sections 6.09(d), (j) and (q));

(x) the Borrower may make Restricted Payments in an aggregate amount not to exceed the greater of $350,000,000 and 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis, so long as no Event of Default under Section 7.01(a), (f) or (g) exists, minus any amounts then reallocated at the election of the Borrower (and without duplication) to Section 6.01(u), Section 6.04(b)(iv) or Section 6.06(q)(i) at such time of determination;

(xi) [reserved];

(xii) the Borrower may make Restricted Payments with the Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents contributed by the Borrower and its Restricted Subsidiaries); and

(xiii) the Borrower may declare and make dividend payments or other Restricted Payments payable solely in the Capital Stock of the Borrower.

(b) The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any Prepayment in respect of principal of any Junior Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of Junior Debt made by exchange for, or out of the proceeds of, either (x) Refinancing Indebtedness or (y) any other Indebtedness or Disqualified Capital Stock permitted pursuant to Section 6.01;

(ii) as part of an applicable high yield discount obligation catch-up payment;

(iii) payments of regularly scheduled interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Debt that are prohibited by the subordination provisions thereof);

(iv) Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of Section 6.04(a)(x) at such time of determination that the Borrower elects to reallocate to this Section 6.04(b)(iv);

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any capital contribution in respect of Qualified Capital Stock of the Borrower, in each case, other than any such issuance to, or contribution by, any Restricted Subsidiary and except to the extent such amount is applied as any Cure Amount or utilized to incur outstanding Indebtedness pursuant to the Contribution Indebtedness Amount or to make any Restricted Payment, Investment or Restricted Debt Payment pursuant to the Available Amount or the Available Excluded Contribution Amount, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Junior Debt into Qualified Capital Stock of the Borrower and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Junior Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A) and (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B); and

(vii) (A) Restricted Debt Payments of Junior Debt made with Declined Proceeds (it being understood that any Declined Proceeds applied to make Restricted Debt Payments in reliance on this Section 6.04(b)(vii)(A) shall not increase the amount available under clause (a)(ix) of the definition of “Available Amount” to the extent so applied) and (B) Restricted Debt Payments of Junior Debt to the extent such Junior Debt was assumed in connection with a Permitted Acquisition or other permitted Investment, which such assumption by permitted under Section 6.01, and such Junior Debt was not issued in contemplation of such Permitted Acquisition.

Section 6.05. Burdensome Agreements. Except as provided herein or in any other Loan Document and/or in agreements with respect to refinancings, renewals or replacements of such Indebtedness that are permitted by Section 6.01, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to the Borrower or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (each, a “Burdensome Agreement”), except restrictions:

(a) set forth in any agreement evidencing or relating to (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (r), (u) and/or (y) of Section 6.01), (r), (u), (y), (bb) or (ff) of Section 6.01;

(b) arising under customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in CRE Finance Assets, Real Estate Investments, leases, subleases, licenses, sublicenses, concessions, occupancy agreements, joint venture agreements, co-lender agreements, intercreditor agreements, participation agreements, purchase and sale agreements, servicing agreements, custodial agreements and other agreements entered into in the ordinary course of business (determined by the Borrower in good faith);

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement (or any other agreement relating to any Derivative Transaction permitted under this Agreement) or any customary agreement in respect of deposit, treasury or cash management services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limit the right of the Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;

(o) set forth in agreements entered into in connection with the administration, operation or management of CRE Finance Assets, Asset Financing Facilities, Real Estate Investments and/or CRE Financings in the ordinary course of business (as determined in good faith by the Borrower);

(p) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06. Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments in the Borrower and/or one or more Restricted Subsidiaries and (ii) Investments made by any Loan Party and/or any Restricted Subsidiary that is not a Loan Party in the form of any contribution to or Disposition of the Capital Stock of any Person to the Borrower or any Restricted Subsidiary;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Restricted Subsidiary;

(d) Investments in any Similar Business (including, for the avoidance of doubt, to the extent constituting a Similar Business, joint ventures) in an aggregate outstanding amount not to exceed the greater of $50,000,000 and 0.36% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis;

(e) Permitted Acquisitions;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and, to the extent any such Investment in excess of $6,000,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of the Borrower, its Subsidiaries, the Manager (or its Affiliates) and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of the Borrower, either (i) in an aggregate principal amount not to exceed the greater of $10,000,000 and 0.0725% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Borrower for the purchase of such Capital Stock;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of the Borrower or its Restricted Subsidiaries, in each case, to the extent such payments or other compensation relate to services provided to the Borrower or its Restricted Subsidiaries in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Borrower, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the original amount of such Investment except as otherwise permitted by this Section 6.06;

(p) Investments in CRE Finance Assets and Real Estate Investments;

(q) Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed, without duplication:

(i) the sum of (X) greater of $50,000,000 and 0.36% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis and (Y) at the election of the Borrower (and without duplication), any amounts then reallocated from Section 6.04(a)(x) to this Section 6.06(q)(i)(Y) (provided that the Borrower may reallocate to Section 6.04(a)(x) any unutilized amounts under this Section 6.06(q)(i)(Y) that were originally reallocated from Section 6.04(a)(x)), plus

(ii) in the event that (A) the Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r) Investments made after the Closing Date by the Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii);

(s) (i) Guarantees of leases (other than Finance Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t) [reserved];

(u) repurchases of Secured Obligations through open market purchases and Dutch Auctions, in each case, to the extent such repurchase or purchase is otherwise permitted hereunder;

(v) Investments in Restricted Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Investments in any joint ventures and Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $50,000,000 and 0.36% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis;

(y) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of the Borrower, its Subsidiaries, the Manager (or its Affiliates) and/or any joint venture;

(aa) Investments in the Borrower, any Restricted Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) Investments so long as (x) no Event of Default under Section 7.01(a), (f) or (g) exists or would result therefrom and (y) on a Pro Forma Basis, the Total Debt to Total Assets Ratio does not exceed 82.0% as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd) Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons; and

(ee) so long as the Borrower would be in compliance with Section 6.13(a) on a Pro Forma Basis, (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or equity and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing.

Section 6.07. Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, consummate a Division as the Dividing Person, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or otherwise make any Disposition of any assets, except:

(a) (i) any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Restricted Subsidiary and (ii) any Restricted Subsidiary may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time, or, with respect to assets not so held by one or more Subsidiaries, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 6.07 (other than Section 6.07(a); provided that (A) in the case of any such merger, consolidation or amalgamation with or into the Borrower, (1) the Borrower shall be the continuing or surviving Person or (2) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and (B) in the case of any such merger or Division, consolidation or amalgamation with or into the Borrower or any Subsidiary Guarantor, either (1) the Borrower or a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower or Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (2) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise) (including as a result of a Division);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger or Division, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06; and (iii) the conversion of the Borrower or any Restricted Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Loan Guaranty or Collateral, if any;

(d) (x) Dispositions of obsolete, damaged or worn out property or assets, inventory, equipment and other assets in the ordinary course of business (as determined in good faith by the management of the Borrower), and property or assets no longer used or useful in the ordinary course or the principal business of the Borrower and its Restricted Subsidiaries) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Borrower) or (B) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, Divisions, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (x) Permitted Liens and (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix));

(h) Dispositions for fair market value; provided that with respect to any such Disposition involving assets with a purchase price in excess of the greater of $45,000,000 and 0.35% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower or any Restricted Subsidiary) of the Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents

(to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $105,000,000 and 0.75% of Consolidated Total Assets as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (x) on the date on which the agreement governing such Disposition is executed, no Event of Default under Section 7.01(a), (f) or (g) exists and (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Restricted Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) Dispositions of Real Estate Investments in the ordinary course of business (as determined in good faith by the Borrower);

(q) Disposition of any assets (i) acquired in a acquisition or other investment permitted hereunder, which assets are (x) not used or useful in the ordinary course or the principal business of the Borrower and its Restricted Subsidiaries or (y) non-core assets or unnecessary to the business or operations of the Borrower and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets; provided that, upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s) [reserved];

(t) (i) licensing, sublicensing and cross-licensing arrangements involving any IP Rights of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use;

(u) terminations or unwinds of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) [reserved];

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law;

(y) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) Dispositions involving assets having a fair market value (as reasonably determined by the Borrower at the time of the relevant Disposition) of not more than the greater of $50,000,000 and 0.36% of Consolidated Total Assets as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis in any Fiscal Year, which, if not used in such Fiscal Year, shall be carried forward to succeeding Fiscal Years;

(bb) so long as the Borrower would be in compliance with Section 6.13(a) on a Pro Forma Basis, any Disposition of Securitization Assets to a Securitization Subsidiary; provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith; and

(cc) any Disposition of Securitization Assets (other than to a Securitization Subsidiary) or related assets in connection with any Qualified Securitization Financing.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing in accordance with Article 8 hereof.

Section 6.08. [Reserved].

Section 6.09. Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $15,000,000 with any of their respective Affiliates on terms that are less favorable to the Borrower or such Restricted Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options, incentive equity awards and similar arrangements, and stock or other equity ownership plans approved by the board of directors (or equivalent governing body) of the Borrower or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors of the Borrower or its Subsidiaries (or of the Manager or its Affiliates), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option, equity incentive plan or similar arrangement and stock or other equity ownership plans, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(d), (o) and (ee), 6.04 and 6.06(h), (m), (o), (t), (y), (z) and (aa) and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) (i) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom (provided, that during such an Event of Default such fees may continue to accrue and become payable upon the waiver, termination or cure of the relevant Event of Default), the payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees to the Manager (or its Affiliates) pursuant to any management agreement in place from time to time between the Borrower and the Manager (to the extent such management agreement is approved or ratified by the board of directors of the Borrower) and (ii) the payment or reimbursement of all indemnification obligations and expenses owed to the Manager (or its Affiliates) and any of their respective directors, officers, members of management, managers, employees and consultants, in each case whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs;

(h) customary compensation to Affiliates of the Borrower (or the Manager or Affiliates thereof) in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the board of directors (or similar governing body) of the Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) transactions among the Borrower and its Restricted Subsidiaries that are otherwise permitted (or not restricted) under this Article 6;

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(o) the non-exclusive licensing of trademarks, copyrights or other Intellectual Property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates and Subsidiaries of the Borrower;

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(q) any customary tax sharing agreements or arrangements entered into among the Borrower and any Affiliates or Subsidiaries of the Borrower; and

(r) any (x) disposition of CRE Finance Assets, Real Estate Investments and/or related assets in connection with any Asset Financing Facility and/or CRE Financing, and any transaction in connection therewith and (y) any transaction in connection with the servicing, administration, operation or management (including property management) of CRE Finance Assets and/or Real Estate Investments in the ordinary course of business (as determined in good faith by the Borrower).

Section 6.10. Conduct of Business. From and after the Closing Date, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than a business which is not prohibited from being conducted by such Person while maintaining REIT Status with respect to the Borrower (including, without limitation, to the extent not prohibited from being conducted by such Person while maintaining REIT Status with respect to the Borrower, (x) similar, incidental, complementary, ancillary or related businesses to the businesses engaged in by the Borrower or any Restricted Subsidiary on the Closing Date and (y) any business permitted to be engaged in by a “taxable REIT subsidiary” (as defined in Section 856 of the Code) pursuant to Section 856, et seq. of the Code).

Section 6.11. [Reserved].

Section 6.12. Fiscal Year. The Borrower shall not change its Fiscal Year-end to a date other than December 31; provided that the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.13. Financial Covenant.

(a) Total Debt to Total Assets Ratio. As of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2019, the Borrower shall not permit the Total Debt to Total Assets Ratio to be greater than 83.333% (the “Financial Covenant”).

(b) Financial Cure.

(i) Notwithstanding anything to the contrary in this Agreement (including Article 7), upon the occurrence of an Event of Default as a result of the Borrower’s failure to comply with Section 6.13(a) above for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Qualified Capital Stock for Cash or otherwise receive Cash contributions in respect of its Qualified Capital Stock (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.13(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Total Assets by an amount equal to the Cure Amount solely for the purpose of determining compliance with Section 6.13(a) as of the end of such Fiscal Quarter and for applicable subsequent Fiscal Quarters. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any repayment of Indebtedness in connection with determining compliance with Section 6.13(a) for the Fiscal Quarter with respect to which such Cure Right is exercised), the requirements of Section 6.13(a) would be satisfied, then the requirements of Section 6.13(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (I) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (II) during the term of this Agreement, the Cure Right shall not be exercised more than five times (provided that, in addition to any remaining Fiscal Quarters as to which a Cure Right may be exercised under the cap set forth in this clause (II), there shall be an additional Cure Right under this clause (II) applicable solely after the Initial Term Loan Maturity Date) , (III) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.13(a), (IV) upon the Administrative Agent’s receipt of a written notice from the Borrower that the borrower intends to exercise the Cure Right until the 15th Business Day following the date on which financial statements for the Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant Event of Default under Section 6.13(a), (V) there shall be no pro forma reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.13(a) for the Fiscal Quarter in respect of which the Cure Right was exercised and (VI) for the Fiscal Quarter with respect to which any Cure Amount is included in the calculation of Consolidated Total Assets as of the last day thereof as a result of any exercise of the Cure Right, such increase to Consolidated Total Assets as a result of applying such Cure Amount shall be disregarded for purposes of determining whether any financial ratio or test or Basket set forth in Article 6 of this Agreement has been satisfied (other than any direct or indirect condition or requirement under any applicable Basket to be in compliance on a Pro Forma Basis with Section 6.13(a)).

(ii) In addition to, and without limitation of, the Cure Right set forth in clause (ii) above, any breach of Section 6.13(a) in respect of a given Fiscal Quarter will be deemed to be cured if the applicable financial statements in accordance with Sections 5.01(a) or (b), together with a related Compliance Certificate, for a subsequent Fiscal Quarter demonstrating compliance with the Financial Covenant for such subsequent Fiscal Quarter are delivered to the Administrative Agent, unless as at such date the Required Lenders have declared all Obligations to be immediately due and payable pursuant to Section 7.01 on account of such Event of Default occurring as a result of such breach of Section 6.13(a).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that (X) clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder and (Y) this clause (b) shall not apply to the extent such failure is remedied or waived by the holders of the applicable Indebtedness prior to any acceleration of the Loans pursuant to Article 7; provided, further, that no such event (other than the failure to make a principal payment at stated final maturity) under any Asset Financing Facility or CRE Financing shall constitute a Default or Event of Default under this clause (b) until such Asset Financing Facility or CRE Financing, as applicable, shall have been accelerated as a result of such event; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e), Section 5.02 (as it applies to the preservation of the existence of the Borrower), or Article 6; it being understood and agreed that any breach of Section 6.13(a) is subject to cure as provided in Section 6.13(b), and no Event of Default may arise under Section 6.13(a) until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Sections 5.01(a) or (b), as applicable (so long as the Borrower shall have the right to exercise Cure Rights), and then only to the extent the Cure Amount has not been received on or prior to such date; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate or any Perfection Certificate Supplement) being untrue in any material respect as of the date made or deemed made (it being understood and agreed that any breach of representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document) and, in each case, to the extent capable of being cured, such incorrect representation, warranty, certification or statement of fact shall remain incorrect in such material respect for a period of 30 calendar days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 calendar days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case or proceeding under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case or proceeding against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a material part of its property, which remains, in any case or proceeding under this clause (f), undismissed, unvacated, unbonded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case or proceeding under any Debtor Relief Law, or the consent by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or proceeding or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any Debtor Relief Law, or the consent by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other like official for or in respect of itself or for all or a material part of its property; (ii) the making by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission in writing by any Responsible Officer of the Borrower of the inability of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to pay their respective debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party, by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared, by a court of competent jurisdiction, to be null and void or any Guarantor shall repudiate in writing its obligations thereunder (in each case, other than as a result of the discharge of such Guarantor in accordance with the terms thereof and other than as a result of acts or omissions by the Administrative Agent or any Lender), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared, by a court of competent jurisdiction, to be null and void or any Lien on Collateral created (or purported to be created) under any Collateral Document ceases to be valid and perfected with respect to a material portion of the Collateral (other than (I) Collateral consisting of Material Real Estate Assets to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (II) solely by reason of (w) such perfection is not required pursuant to the Collateral and Guarantee Requirement, the Perfection Requirements, the Collateral Documents, this Agreement or otherwise, (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than bona fide, good faith disputes as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement shall not result in an Event of Default under this Section 7.01(k) or any other provision of any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Article, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints JPMCB (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf (including, without limitation, in any insolvency or liquidation proceeding), including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party (other than the Administrative Agent) shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood that any realization upon the Collateral or enforcement on any Loan Guaranty against the Loan Parties pursuant hereto or pursuant to any Loan Document may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation in its capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each Secured Party agrees that the Administrative Agent may in its sole discretion, but is under no obligation to, credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Secured Parties agree that the Administrative Agent shall not be responsible to the Secured Parties for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders and the Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is twenty (20) days after the last day of such 10-day period. If the Administrative Agent is a Defaulting Lender under clause (a), (b) or (e) of the definition thereof, either the Required Lenders or the Borrower may, upon ten days’ notice, remove the Administrative Agent; provided that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent’s removal shall, at the option of the Borrower, not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is twenty (20) days after the last day of such 10-day period. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000, and which, for the avoidance of doubt, shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1; provided that during the existence of an Event of Default under Section 7.01(a) or, with respect to any Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative

Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution may be appointed as a successor Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges that neither the Administrative Agent nor any Affiliate thereof has made any representation or warranty to it. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan or assignment, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date or, in the case of a Lender that becomes party hereto by Assignment and Assumption, thereafter and prior to the effectiveness of such Assignment and Assumption.

Notwithstanding anything to the contrary herein, the Arrangers, the First Amendment Arrangers (as defined in the First Amendment) and their respective Affiliates shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent or a Lender hereunder, as applicable.

Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Loan Guaranty, the Collateral and the Loan Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Secured Hedging Obligations.

The Secured Parties agree that the Administrative Agent shall not be responsible for or have a duty to the Secured Parties to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection (or continued perfection) of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Each Secured Party irrevocably authorizes the Administrative Agent to:

(a) release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or transferred as part of or in connection with any sale, transfer or other disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b) subject to Section 9.21, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder and the Borrower has requested such Excluded Subsidiary cease to be a Subsidiary Guarantor);

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(n), 6.02(o)(i) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(q), 6.02(r) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(ee), 6.02(ff) and 6.02(gg) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(l), 6.02(o), 6.02(q), 6.02(r) and/or 6.02(bb) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness (including any Acceptable Intercreditor Agreement and/or any amendment to any of the foregoing in accordance with Section 9.02) that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Financial Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of documents pursuant to this paragraph shall be without recourse to or warranty by the Administrative Agent.

The Administrative Agent is authorized to enter into an Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby, in each case, on terms reasonably satisfactory to the Administrative Agent, with respect to any (a) Indebtedness permitted hereby (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens permitted hereby and (ii) which contemplates an intercreditor, subordination or collateral trust agreement and/or (b) Secured Hedging Obligations, whether or not constituting Indebtedness (any such other intercreditor agreement an “Additional Agreement”), and the Secured Parties party hereto acknowledge that the Intercreditor Agreement and any Additional Agreement is binding upon them. Each Secured Party party hereto hereby (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) authorizes the Administrative Agent to enter into an Acceptable Intercreditor Agreement and/or any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of an Acceptable Intercreditor Agreement and/or any Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b) hereof, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders and all Term Loans were of a single Class) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Administrative Agent or any Affiliate thereof); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The agreements in this paragraph shall survive the payment of the Loans and all other amounts payable hereunder.

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)	if to any Loan Party, to such Loan Party in the care of the Borrower at:

Blackstone Mortgage Trust, Inc.

345 Park Avenue

New York, New York 10154

Attention: Douglas Armer

Email: BXMTTermLoanB@blackstone.com

with copies to (which shall not constitute notice to any Loan Party):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Jay Kim

Email: jay.kim@ropesgray.com

Telephone: (212) 497-3626

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Daniel Stanco

Email: daniel.stanco@ropesgray.com

Telephone: (212) 841-5758

(ii)	if to the Administrative Agent, at:

JPMorgan Chase Bank, N.A.

as Administrative Agent

500 Stanton Christiana Road

NCC 5, 1st Floor

Newark, DE 19713-2107

Attention: Andre Diaz

Telephone: (302) 634-1098

Facsimile: (201) 244-3628

(iii) if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it (provided that approval of such procedures may be limited to particular notices or communications). All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself and each Lender.

(d) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the United States federal securities laws with respect to the Borrower, any of its subsidiaries, or their respective securities) (each, a “Public Lender”). At the request of the Arrangers~~, the~~ or the First Amendment Arrangers (as defined in the First Amendment), the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that would (x) customarily be made publicly available (or could be derived from publicly available information), as determined in good faith by the Borrower, or (y) would not be material with respect to the Borrower, its subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Borrower for purposes of United States federal securities laws and (iii) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Loan Documents, (2) any notification of changes in the terms of the Term Facility and (3) all information delivered pursuant to Section 5.01(a) or (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to this Section 9.02(b) and Sections 9.02(c) and (d) below and to Section 2.14(b), Section 2.22 and Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that:

(A) the consent of each Lender directly and adversely affected thereby (but, except in the case of subclause (1), not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that no change in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) waives, amends or modifies the provisions of Section 2.18(b) or 2.18(c) of this Agreement in a manner that would by its terms alter the “waterfall” in Section 2.18(b) or pro rata sharing of payments required by Section 2.18(c) (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02);

(B) no such agreement shall:

(1) change any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.21 hereof), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.21 hereof), without the prior written consent of each Lender; and

(C) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under the applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02, and plus (2) the amount of accrued interest, penalties and premium (including tender premium) thereon any committed but undrawn amounts and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith),

(B) subject to the Permitted Earlier Maturity Indebtedness Exception, any Replacement Term Loans (other than customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (B)) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing,

(C) any Replacement Term Loans may be pari passu with or junior to any then-existing Term Loans in right of payment and pari passu with or junior to such Term Loans with respect to the Collateral (provided that any Replacement Term Loans not incurred under this Agreement that are secured by Liens on the Collateral shall be subject to any applicable Acceptable Intercreditor Agreements),

(D) any Replacement Term Loans that are secured may not be secured by any assets other than the Collateral,

(E) any Replacement Term Loans that are guaranteed may not be guaranteed by any Person other than one or more Guarantors,

(F) any Replacement Term Loans that are pari passu with the ~~Initial~~2019 New Term Loans in right of payment and security may participate (A) in any voluntary prepayments of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayments of Term Loans as set forth in Section 2.11(b)(vi),

(G) any Replacement Term Loans may have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), amortization schedule, as the Borrower and the lenders providing such Replacement Term Loans may agree,

(H) other terms and conditions of any Replacement Term Loans (excluding as set forth above, including pricing, interest rate margins, fees, discounts, rate floors and optional prepayment or redemption terms), if not substantially identical to those applicable to Replaced Term Loans (as reasonably determined by the Borrower and the Administrative Agent), must either, at the option of the Borrower, (x) not be materially more restrictive to the Borrower and its Restricted Subsidiaries (as determined by the Borrower in good faith) than (when taken as a whole) those contained in the Replaced Term Loans (other than any terms which are applicable only after the then-existing Latest Maturity Date with respect to such Replaced Term Loans), (y) be conformed (or added) to the Loan Documents for the benefit of the existing Term Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding Term Loans pursuant to the applicable Incremental Facility Amendment, it being understood that, without limitation, any amendment or modification to the Loan Documents that solely adds one or more terms for the benefit of the existing Term Lenders shall not require the consent of any such existing Term Lender so long as the form (but not the substance) of the applicable agreement effecting such amendment or modification is reasonably satisfactory to the Administrative Agent) or (z) reflect then current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith), and

(I) no Event of Default under Section 7.01(a), (f) or (g) shall exist immediately prior to or after giving effect to such Replacement Term Loans;

provided, further, that, in respect of this clause (c), any Affiliated Lender and Debt Fund Affiliate shall be permitted without the consent of the Administrative Agent to provide any Replacement Term Loans, it being understood that in connection therewith, the relevant Affiliated Lender or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05 as if such Replacement Term Loans were Term Loans.

Each party hereto hereby agrees that this Agreement may be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Replacement Term Loans to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or Commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans may elect or decline, in its sole discretion, to provide such Replacement Term Loans.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel, (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents or (C) add a benefit for solely the Lenders under the existing Term Facility, including, but not limited to, increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule; provided that no such amendment, modification or waiver that increases or accelerates the amortization schedule shall operate to cause the amounts subject to such increased or accelerated amortization schedule to not be subject to Section 2.12(c),

(ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (1) effect the provisions of Sections 2.22, 2.23, 5.12, 6.12 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Additional Term Loan or Additional Commitment hereunder pursuant to Sections 2.22, 2.23 or 9.02(c), that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent,

(iii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision (without any further action or consent of any other party) solely to address such matter as reasonably determined by them acting jointly,

(iv) the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein,

(v) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Term Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Term Loans,

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(a) and except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(a)),

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, and

(viii) any amendment, wavier or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected by the consent of Lenders representing more than 50% of the aggregate Commitments and/or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

Section 9.03. Expenses; Indemnity.

(a) Subject to Section 9.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as IntraLinks) of the Term Facility, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower and except as otherwise provided in a separate writing between the Borrower, the relevant Arranger and/or the Administrative Agent), but excluding solely in connection with any arranging of commitments to provide the Term Facility on the Closing Date (with any expense reimbursement in connection therewith to be governed by the Engagement Letter, dated as of April 17, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date), by and among the Borrower, JPMCB and the Arrangers) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrower shall indemnify each Arranger, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole, in each relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned or leased by the Borrower, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrower, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not involve any act or omission of the Borrower or any of its Affiliates. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04. Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05, including with respect to attempted assignments or transfers to Disqualified Institutions shall be subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (e) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Term Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Borrower shall be deemed to have consented to any assignment of Term Loans unless it has objected thereto by written notice to the Administrative Agent within 15 Business Days after receipt of written notice thereof and (y) the consent of the Borrower shall not be required for any assignment of Term Loans or Term Commitments (1) to any Term Lender or any Affiliate of any Term Lender or an Approved Fund or (2) at any time when an Event of Default under Section 7.01(a) or, solely with respect to the Borrower, Sections 7.01(f) or (g) exists; provided, further, that notwithstanding the foregoing, unless an Event of Default under Section 7.01(a) or, solely with respect to the Borrower, Sections 7.01(f) or (g) exists, the Borrower may withhold its consent to any assignment to any Person (other than a Bona Fide Debt Fund that is a Competitor (unless the Borrower has a reasonable basis for withholding consent)) that is either (I) not a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name and/or (II) known by the Borrower to be an investor primarily in distressed credits or opportunistic or special situations or any affiliate of such investor; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds of the assignee or by Related Funds of the assigning Lender) shall not be less than $1,000,000, in the case of Term Loans and Term Commitments, unless the Borrower and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee (i) shall not apply to an assignment by a Lender to its controlled Affiliates and (ii) may otherwise be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form and/or other documentation required under Section 2.17.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and Commitments owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b)(ii)(C), if applicable, and any written consent to the relevant assignment required by Section 9.05(b)(i), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) the assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the penultimate paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or Commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section 9.05, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05 and it being understood that the documentation required under Section 2.17(f) shall be delivered solely to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), by the participating Lender to the Borrower and the Administrative Agent. To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed, expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations, or is otherwise required under the Code or Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower, not to be unreasonably withheld or delayed, expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes (including approval of any amendment, waiver or other modification of any provision of the Loan Documents) remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. Any grant by a Granting Lender to an SPC shall be recorded in the Participant Register pursuant to subsection 9.5(c)(ii).

(f) (i) Any assignment or participation by a Lender without the Borrower’s consent to any Disqualified Institution or otherwise not in compliance with this Section 9.05 shall be subject to the provisions of this Section 9.05(f), and the Borrower shall be entitled to seek specific performance to enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity; it being understood and agreed that the Borrower and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any other Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Upon the request of any Lender, the Administrative Agent and the Borrower may make the list of Disqualified Institutions (other than any Disqualified Institution under clause (a)(iii) or (b)(ii) of the definition thereof) available to such Lender so long as such Lender agrees to keep the list of Disqualified Institutions confidential in accordance with the terms hereof and such Lender may provide such list of Disqualified Institutions to any potential assignee or participant on a confidential basis, solely for the purpose of permitting such potential assignee or participant to verify whether such Person constitutes a Disqualified Institution.

(ii) If any assignment or participation under this Section 9.05 is made to a Disqualified Institution without the Borrower’s prior written consent or otherwise not in compliance with this Section 9.05, then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution (or the applicable Lender) and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution (or the applicable Lender) and repay all obligations of the Borrower owing to such Disqualified Institution (or the applicable Lender), (B) in the case of any outstanding Term Loans, held by such Disqualified Institution (or the applicable Lender), purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Institution (or the applicable Lender) paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Institution (or the applicable Lender) to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Institution (or the applicable Lender) has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Institution (or the applicable Lender) paid for the applicable Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Institution (or the applicable Lender) under Section 2.16 if any LIBO Rate Loan owing to such Disqualified Institution (or the applicable Lender) is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to the Borrower or any of its Subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled) and (IV) in no event shall such Disqualified Institution (or the applicable Lender) be entitled to receive amounts set forth in Section 2.13(c). Further, the Borrower may, upon notice to the Administrative Agent, require that such Disqualified Institution (or the applicable Lender) (A) will not receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, shall not have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Loans held by any Disqualified Institution (or the applicable Lender) shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any actions, and (y) hereby agrees that if a case or proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party, such Disqualified Institution (or the applicable Lender) will be deemed to vote in the same proportion as Lenders that are not Disqualified Institutions (or the applicable Lender) and that any vote by any such Disqualified Institution in violation of the foregoing shall not be counted and (C) hereby agrees that the provisions of Section 9.03 shall not apply in favor of such Disqualified Institutions (or the applicable Lender). For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of a Disqualified Institution (or the applicable Lender), if such assignee is not a Disqualified Institution (or the applicable Lender).

(iii) Notwithstanding anything to the contrary herein, each of the Borrower and each Lender acknowledges and agrees that the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions (or the applicable Lender), including whether any Lender or potential Lender is a Disqualified Institution (or the applicable Lender). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution (or the applicable Lender) or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution (or the applicable Lender) (regardless of whether the consent of the Administrative Agent is required thereto), and none of the Borrower, any Lender or their respective Affiliates will bring any claim to such effect.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender (A) through Dutch Auctions open to all Lenders holding the relevant Term Loans or (B) through open market purchases on a non-pro rata basis, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by the Borrower or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii) any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to the Borrower or any of its Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution); provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of ~~Initial~~ Term Loans so contributed and cancelled;

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Term Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate)) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(v) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Borrower or any of its Restricted Subsidiaries, no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(vi) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) subject to clause (iv) above, the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B) such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2);

(vii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii) in any case or proceeding under any Debtor Relief Law, the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan to the extent that any plan of reorganization or similar dispositive restructuring plan with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender in such Term Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Term Loans held by other Term Lenders.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (viii) of this clause (g); provided that the Term Loans held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Term Loan that accounts for more than 49.9% of the relevant Required Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its Subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Term Loans so contributed shall be retired and cancelled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of any applicable Term Loans so contributed and cancelled.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Engagement Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (including by email as a “.pdf” or “.tif” attachment) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08. Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. At any time when an Event of Default exists, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender and the Administrative Agent under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE

ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 9.10. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. Each of the Administrative Agent, each Lender ~~and~~, each Arranger and each First Amendment Arranger (as defined in the First Amendment) agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Arranger, any First Amendment Arranger (as defined in the First Amendment), any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Arranger, any First Amendment Arranger (as defined in the First Amendment) or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or First Amendment Arrangers (as defined in the First Amendment), as applicable, or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Borrower’s prior approval of the information to be disclosed, (x) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13 or (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section 9.13 by such Person, its Affiliates or their respective Representatives. For purposes of this Section 9.13, “Confidential Information” means all information relating to the Borrower and/or any of its Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Lender ~~or~~, any Arranger, any First Amendment Arranger (as defined in the First Amendment) or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Borrower and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent ~~or~~, any Arranger, any First Amendment Arranger (as defined in the First Amendment) or Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to a Person that is a Disqualified Institution at the time of disclosure.

Section 9.14. No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, any First Amendment Arranger (as defined in the First Amendment), each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Arranger, any First Amendment Arranger (as defined in the First Amendment), any Lender or their respective Affiliates, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by the applicable Requirements of Law, each Loan Party hereby agrees not to assert any claim against the Administrative Agent, the Arrangers, the First Amendment Arrangers (as defined in the First Amendment), any Lender or any of their respective Affiliates with respect to any alleged breach of fiduciary duty arising solely by virtue of this Agreement.

Section 9.15. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17. Disclosure of Agent Conflicts. Each Loan Party and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender (other than the Administrative Agent) obtains possession of any Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions. The Lenders hereby acknowledge and agree that the Administrative Agent may act, subject to and in accordance with the terms of any Acceptable Intercreditor Agreement, and any other applicable intercreditor or subordination agreement, as the collateral agent for the Lenders.

Section 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.19 shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

Section 9.20. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Acceptable Intercreditor Agreement and any Loan Document, the terms of any Acceptable Intercreditor Agreement shall govern and control.

Section 9.21. Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary, (ii) upon such Subsidiary Guarantor becoming or constituting an Excluded Subsidiary as a result of a transaction or transactions permitted hereunder and/or (iii) upon the occurrence of the Termination Date. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Financial Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.21 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.22. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.23. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party under a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKSTONE MORTGAGE TRUST, INC., as the
Borrower

By:

Name:
Title:

Signature Page to Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

Signature Page to Term Loan Credit Agreement